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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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FIVE STAR QUALITY CARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FIVE STAR QUALITY CARE, INC. 400 Centre Street Newton, Massachusetts 02458 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2013

To the Stockholders of Five Star Quality Care, Inc.:

        Notice is hereby given that the annual meeting of stockholders of Five Star Quality Care, Inc., a Maryland corporation, will be held at 9:30 a.m., local time, on Thursday, May 16, 2013, at Two Newton Place, 255 Washington Street, Suite 100, Newton, Massachusetts 02458 for the following purposes:

  1.
  To elect the nominee named in our proxy statement to our Board of Directors as the Independent Director in Group III ("proposal 1").

  2.
  To hold an advisory vote relating to our executive compensation ("proposal 2").

  3.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 ("proposal 3").

  4.
  To consider and vote upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEE FOR DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

        We encourage you to contact the firm assisting us in the solicitation of proxies, Innisfree M&A Incorporated, or Innisfree, if you have any questions or need assistance in voting your shares. Banks and brokers may call Innisfree, collect, at (212) 750-5833. Stockholders may call Innisfree, toll-free, at (877) 717-3922.

        Stockholders of record at the close of business on February 19, 2013, are entitled to notice of, and to vote at, the meeting and at any adjournment or postponement thereof.

        Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders on the internet. You can now access proxy materials and authorize a proxy to vote your shares at www.proxyvote.com. You may also authorize a proxy to vote your shares over the internet or by telephone by following the instructions on that website. In order to vote over the internet or by telephone you must have your stockholder identification number, which is set forth in the Notice Regarding the Availability of Proxy Materials mailed to you. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. You may also request a paper proxy card to submit your vote by mail. If you attend the meeting and vote in person, that vote will revoke any proxy you previously submitted. If you hold shares in the name of a brokerage firm, bank, nominee or other institution, you must provide a legal proxy from that institution in order to vote your shares at the meeting. Whether or not you plan to attend the meeting, please read the proxy statement and complete or authorize a proxy for your shares as soon as possible. Your vote is important, no matter how many or how few shares you own.

By Order of the Board of Directors,
Jennifer B. Clark, Secretary

Newton, Massachusetts
February 21, 2013

FIVE STAR QUALITY CARE, INC.
400 Centre Street
Newton, Massachusetts 02458

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS

To be held at 9:30 a.m. on Thursday, May 16, 2013
at
Two Newton Place
255 Washington Street, Suite 100
Newton, Massachusetts 02458

INTRODUCTION

        A notice of the annual meeting of stockholders of Five Star Quality Care, Inc., a Maryland corporation, or the Company, is on the preceding page and a form of proxy solicited by our Board of Directors, or our Board, accompanies this proxy statement. This proxy statement and a form of proxy, together with our annual report to stockholders for the year ended December 31, 2012, are first being made available, and a Notice Regarding the Availability of Proxy Materials, or the Notice of Internet Availability, is first being mailed, to stockholders on or about February 21, 2013.

        The annual meeting record date is February 19, 2013. Only stockholders of record at the close of business on February 19, 2013, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. We had 48,234,022 shares of common stock, $.01 par value per share, or common shares, outstanding on the record date and entitled to vote at the meeting. Our common shares are listed on the New York Stock Exchange, or NYSE. The holders of our outstanding common shares are entitled to one vote per common share.

        A quorum of stockholders is required for stockholders to take action at the meeting. The presence, in person or by proxy, of holders of common shares entitled to cast one-third of all the votes entitled to be cast at the meeting shall constitute a quorum. Common shares represented by valid proxies will count for the purpose of determining the presence of a quorum for the meeting. Abstentions and broker non-votes, if any, will be treated as shares present for purposes of determining whether a quorum is present. Failure of a quorum to be present at the meeting will necessitate adjournment of the meeting and will subject us to additional expense. Under our bylaws, the chairperson of the meeting may adjourn the meeting if less than a quorum is present at the meeting.

        The nominee for election as Director in proposal 1 will be elected if he receives a plurality of all the votes cast at the meeting. The affirmative vote of a majority of the votes cast at the meeting will be necessary to approve the resolution regarding named executive officer compensation described in proposal 2 and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm in proposal 3. Proposals 2 and 3 are nonbinding stockholder advisory votes and, if approved, would serve only as recommendations to our Board.

        The individuals named as proxies on a properly completed proxy will vote in accordance with your directions as indicated thereon. If you properly complete your proxy and give no voting instructions, your shares will be voted "FOR" the nominee for Director in proposal 1 and "FOR" proposals 2 and 3.

        Stockholders of record may authorize a proxy to vote their shares over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability mailed to them or, if they requested and received paper or email copies of proxy materials, by completing and returning the proxy card or by attending the meeting and voting in person. Proxies submitted by mail, over the internet or by telephone must be received by 11:59 p.m. Eastern Time on Wednesday, May 15, 2013.

        Broker non-votes occur in respect of shares held in street name when the broker indicates that voting instructions for a particular matter have not been received from the beneficial owners or other persons entitled to vote those shares and the broker does not have discretionary voting authority to vote those shares on that particular matter. Broker non-votes and abstentions will have no effect on the outcome of any of the proposals. A proxy marked "WITHHOLD" will have the same effect as an abstention.

        The record date for the meeting will apply to any adjournment or postponement of the meeting unless our Board fixes a new record date for the adjourned or postponed meeting. If we adjourn the annual meeting, we will announce the time and place of the adjourned meeting at the original meeting, but we do not intend to deliver another notice of the meeting unless we fix a new record date for the adjourned meeting. At any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as they would have been at the original convening of the meeting (except for any proxies that have been effectively revoked or withdrawn).

        IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. Please contact the person responsible for your account and give instructions for a proxy to be completed for your shares. If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Brokers and Banks Call Collect at (212) 750-5833
Stockholders Call Toll-Free at (877) 717-3922

        A stockholder of record who has given a proxy may revoke it any time prior to its exercise by delivering to our Secretary at Five Star Quality Care, Inc., Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, a written revocation, by delivering a duly executed proxy bearing a later date, by authorizing at a later date a proxy to vote his or her common shares over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability or by attending the meeting and voting his or her common shares in person. If a stockholder of record wants to receive a paper or email copy of the proxy card, he or she may request one from our Secretary at Five Star Quality Care, Inc., Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. Proxies submitted by mail, over the internet or by telephone must be received by 11:59 p.m. Eastern Time on May 15, 2013. If your shares are held in the name of a brokerage firm, bank, nominee or other institution and you wish to change a prior instruction you gave to your brokerage firm, bank, nominee or other institution to vote your shares, you must follow the brokerage firm's, bank's, nominee's or other institution's instructions for changing your prior voting instructions. In addition, if you hold shares in the name of a brokerage firm, bank, nominee or other institution, you must provide a legal proxy from that institution in order to vote your shares at the meeting.

        Our principal executive offices are located at 400 Centre Street, Newton, Massachusetts 02458.

        Our website address is included in this proxy statement as a textual reference only, and the information in the website is not incorporated by reference into this proxy statement.

Notice Regarding the Availability of Proxy Materials

        From the date of mailing of the Notice of Internet Availability through the conclusion of the meeting, stockholders will be able to access all of the proxy materials on the internet at www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our annual report to stockholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The website designated contains instructions as to how to vote over the internet or by telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

PROPOSAL 1
ELECTION OF DIRECTOR

        The number of our Directors is fixed at five, and our Board is divided into three groups, with two Directors in Group I, two Directors in Group II and one Director in Group III. Directors in each group are elected for three year terms and serve until their successors are elected and qualify.

        Our current Directors are Bruce M. Gans, M.D. in Group III with a term of office expiring at the meeting to which this proxy statement relates, Barbara D. Gilmore and Barry M. Portnoy in Group I with a term of office expiring at our 2014 annual meeting of stockholders and Donna D. Fraiche and Gerard M. Martin in Group II with a term of office expiring at our 2015 annual meeting of stockholders. The term of the Group III Director elected at the meeting to which this proxy statement relates will expire at our 2016 annual meeting of stockholders.

        Our Directors are also categorized as Independent Directors and Managing Directors. Our Board is composed of three Independent Directors and two Managing Directors. Our Independent Directors are not employees of ours or Reit Management & Research LLC, or RMR, our business management and shared services provider, are not involved in our day to day activities and qualify as independent under our bylaws and the applicable rules of the NYSE and the Securities and Exchange Commission, or SEC. Our Managing Directors are Directors who are not Independent Directors and have been employees of ours or RMR or have been involved in our day to day activities for at least one year prior to their election. Ms. Fraiche, Dr. Gans and Ms. Gilmore are our Independent Directors, and Messrs. Portnoy and Martin are our Managing Directors. Biographical information relating to our Directors and other information relating to our Board appears elsewhere in this proxy statement.

        Our Board has nominated Bruce M. Gans, M.D. for election as the Independent Director in Group III, whose nomination was recommended to our Board by our Nominating and Governance

Committee. The term of the Independent Director in Group III elected at the meeting will expire at our 2016 annual meeting of stockholders. The persons named in the accompanying proxy intend to exercise properly executed and delivered proxies "FOR" the election of Dr. Gans, except to the extent that properly completed proxies indicate that the votes should not be so cast.

        Dr. Gans has agreed to serve as the Independent Director in Group III if elected. If, however, Dr. Gans becomes unable or unwilling to accept election to our Board, the proxies will be voted for the election of a substitute nominee designated by our Board. Our Board has no reason to believe that Dr. Gans will be unable or unwilling to serve.

        Dr. Gans will be elected as the Independent Director in Group III if he receives a plurality of all the votes cast.

        Our Board recommends you vote "FOR" the election of Dr. Gans as the Independent Director in Group III.

 PROPOSAL 2
ADVISORY APPROVAL RELATING TO EXECUTIVE COMPENSATION

        Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, we are including a proposal for our stockholders to vote to approve, on a nonbinding, advisory basis, the compensation of those of our executive officers listed in the Summary Compensation Table for 2012, 2011 and 2010 in this proxy statement, or our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement.

        Our executive compensation is designed to reward executive performance that contributes to our success and increases stockholder value, while encouraging behavior that is in our and our stockholders' long term best interests. We urge you to read the Compensation Discussion and Analysis, Compensation Tables and narrative discussion in this proxy statement for information about our executive compensation program, including our compensation philosophy and objectives, and the 2012 compensation of our named executive officers.

        We are asking you to vote to approve the adoption of the following resolution:

  RESOLVED: That the stockholders of the Company approve, on a nonbinding, advisory basis, the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, Compensation Tables and narrative discussion in this proxy statement.

        Our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers each year at our annual meeting of stockholders. It is currently expected that the next such vote will occur at our 2014 annual meeting of stockholders.

        The affirmative vote of a majority of the votes cast will be necessary to approve proposal 2. The stockholder vote on proposal 2 is advisory and nonbinding, and serves only as a recommendation to our Board.

        Our Board recommends you vote "FOR" proposal 2.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        On February 14, 2013, our Audit Committee voted to appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (our fiscal year being a calendar year). Ernst & Young LLP acted as our independent registered public accounting firm for 2012 and 2011. A representative of Ernst & Young LLP is expected to be present at the meeting, with the opportunity to make a statement if he or she desires to do so. This representative will be available to respond to appropriate questions from stockholders who are present at the meeting. Proposal 3 is nonbinding. If the appointment is not ratified, our Audit Committee will consider whether to appoint another independent registered public accounting firm in its discretion. If the appointment is ratified, our Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it determines that such a change would be advisable.

        The fees and expenses to date for services provided by Ernst & Young LLP to us for the last two fiscal years were as follows:

	2012	2011
Audit fees	$871,000	$921,000
Audit related fees	—	—
Tax fees	28,000	28,000

Subtotal	899,000	949,000
All other fees	—	—

Total fees	$899,000	$949,000

        Our Audit Committee has established policies and procedures that are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence. Under these policies, no services may be undertaken by our independent registered public accounting firm unless the engagement is specifically approved by our Audit Committee or the services are included within a category that has been approved by our Audit Committee. The maximum charge for services is established by our Audit Committee when the specific engagement or the category of services is approved. In certain circumstances, our management is required to notify our Audit Committee when approved services are undertaken and the Audit Committee or its Chair may approve amendments or modifications to the engagement or the maximum fees. Our Director of Internal Audit is responsible to report to our Audit Committee regarding compliance with these policies and procedures.

        Our Audit Committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC or NYSE rules. In other circumstances, our Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers and whether the services are consistent with the Public Company Accounting Oversight Board Rules.

        All services for which we engaged our independent registered public accounting firm in 2012 and 2011 were approved by our Audit Committee. The total fees for audit and non-audit services provided by Ernst & Young LLP in 2012 and 2011 are set forth above. The tax fees charged by Ernst & Young LLP during 2012 and 2011 were for services involved in reviewing our tax reporting and tax compliance procedures related to our income tax returns for the fiscal years ended December 31, 2011 and 2010, respectively. Our Audit Committee approved the engagement of Ernst & Young LLP to provide these non-audit services because it determined that Ernst & Young LLP providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, more quickly and at a lower cost than we could obtain these services from other providers.

        The affirmative vote of a majority of the votes cast will be necessary for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. The stockholder vote on proposal 3 is advisory and nonbinding and serves only as a recommendation to our Board.

        Our Board recommends you vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

 SOLICITATION OF PROXIES

        Proxies may be solicited, without additional compensation, by our Directors, officers and employees, and by RMR and its directors, officers and employees, by mail, telephone or other electronic means or in person. We are paying the costs of this solicitation, including the preparation, printing, mailing and website hosting of proxy materials. We will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our common shares and to obtain their voting instructions. We will reimburse those firms for their expenses. In addition, we have retained Innisfree to assist in the solicitation of proxies for a fee of $15,000 plus reimbursement of expenses. We have agreed to indemnify Innisfree against certain liabilities arising out of our agreement with Innisfree.

DIRECTORS AND EXECUTIVE OFFICERS

        The following are the ages and recent principal occupations, as of February 20, 2013, of our nominees, Directors and executive officers. Unless otherwise specified, the business address of our nominees, Directors and executive officers is c/o Five Star Quality Care, Inc., 400 Centre Street, Newton, Massachusetts 02458.

Independent Director Nominee for a Term Expiring in 2016

BRUCE M. GANS, M.D., Age: 66

        Dr. Gans has been one of our Independent Directors since 2001. Dr. Gans has been Executive Vice President and Chief Medical Officer at the Kessler Institute for Rehabilitation since 2001. He is also a Professor of Physical Medicine and Rehabilitation at University of Medicine and Dentistry of New Jersey—New Jersey Medical School. Previously, Dr. Gans served as President and Chief Executive Officer of the Rehabilitation Institute of Michigan. In Dr. Gans's extensive academic career, he has served as professor of physical medicine and rehabilitation at a number of universities, in addition to his current position at the University of Medicine and Dentistry in New Jersey—New Jersey Medical School. Dr. Gans is editor of a standard medical textbook on physical medicine and rehabilitation, which is now in its 5th edition, and he has written or co-authored more than 40 articles in peer-reviewed publications and 28 abstracts and has served on editorial boards for many medical journals, including serving currently as Associate Editor of the American Journal of Physical Medicine and Rehabilitation. Dr. Gans has testified before the congressional committee on Veterans' Affairs and has been called on to serve on technical panels and to advise the Medicare Payment Advisory Commission, the independent congressional agency established in 1997 to advise the U.S. Congress on issues affecting the Medicare program. Dr. Gans has also served as President of the American Academy of Physical Medicine and Rehabilitation, a medical society with more than 7,500 members, and as a leader in numerous other professional organizations. Dr. Gans has been an Independent Trustee of Hospitality Properties Trust, or HPT, since 2009.

        Our Board concluded that Dr. Gans is qualified to serve as one of our Independent Directors based upon, among other things, his demonstrated leadership capability, including through his service in many healthcare management, professional, academic and civic leadership positions, his business experience as the chief executive of a large medical organization, his extensive experience in and knowledge of the health care industry, his work on public company boards and board committees, his many academic and professional achievements, his extensive experience with healthcare public policy matters, his institutional knowledge gained through service on our Board for 12 years and his qualifying as an Independent Director in accordance with the requirements of the NYSE, the SEC and our bylaws. Dr. Gans is an Independent Director in Group III and, if elected, his term will expire at our 2016 annual meeting of stockholders.

Independent Directors Continuing in Office

BARBARA D. GILMORE, R.N., Age: 62

        Ms. Gilmore has been one of our Independent Directors since 2004. Ms. Gilmore has served as a professional law clerk at the United States Bankruptcy Court, Central Division of the District of Massachusetts, since 2001. Ms. Gilmore was a partner of the law firm of Sullivan & Worcester LLP from 1993 to 2000, during which time she was appointed and served as a trustee or examiner in various cases involving business finance matters. Ms. Gilmore is also a registered nurse and practiced and taught nursing for several years before attending law school and her practice at Sullivan & Worcester LLP included representation of businesses in the healthcare sector. Ms. Gilmore has been an Independent Director of TravelCenters of America LLC, or TA, since 2007 and an Independent Trustee of Government Properties Income Trust, or GOV, since 2009.

        Our Board concluded that Ms. Gilmore is qualified to serve as one of our Independent Directors based upon, among other things, her experience in and knowledge of the health care industry, her professional skills and experience in legal, business finance and healthcare regulatory matters and nursing, her work on public company boards and board committees, her institutional knowledge gained through service on our Board for nine years and her qualifying as an Independent Director in accordance with the requirements of the NYSE, the SEC and our bylaws. Ms. Gilmore is an Independent Director in Group I, and her term expires at our 2014 annual meeting of stockholders.

DONNA D. FRAICHE, Age: 61

        Ms. Fraiche has been one of our Independent Directors since 2010. Ms. Fraiche is a shareholder in, and serves on the nominating and governance committee of, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and has practiced law in the Health Law and Public Policy departments of that firm since 2004. Previously, Ms. Fraiche practiced law with the firm now known as Locke Lord LLP in New Orleans. Ms. Fraiche is Chair of the Louisiana Health Care Commission and has previously served as President of the organization now known as the American Health Lawyers Association, Chair of the Long Term Community Planning Task Force and Health Care Committee of the Louisiana Recovery Authority, delegate of the Louisiana Recovery Authority to the Louisiana Health Care Redesign Collaborative, Chair of the Louisiana Office of State Planning Task Force and Chair of the Board of Trustees of Loyola University, among numerous other business and civic responsibilities. Ms. Fraiche has testified before Congressional and Senate committees on the structure of the hospital industry and the Gulf Coast's reconstruction efforts after hurricanes Katrina and Rita. Ms. Fraiche has also served on the adjunct faculty of Tulane University's School of Public Health and Administration and as a preceptor for its residency program in health management systems and has been widely published on the topics of health care and the Gulf Coast's reconstruction efforts. Ms. Fraiche also serves as Honorary Consul General for Japan in New Orleans. Ms. Fraiche has been an Independent Trustee of Select Income REIT, or SIR, since 2012.

        Our Board concluded that Ms. Fraiche is qualified to serve as one of our Independent Directors based upon, among other things, her extensive experience in and knowledge of the health care industry, her professional legal skills, her many leadership roles and experiences, including her service in numerous public policy and civic leadership roles and her qualifying as an Independent Director in accordance with the requirements of the NYSE, the SEC and our bylaws. Ms. Fraiche is an Independent Director in Group II, and her term expires at our 2015 annual meeting of stockholders.

Managing Directors Continuing in Office

BARRY M. PORTNOY, Age: 67

        Mr. Barry M. Portnoy has been one of our Managing Directors since 2001. Mr. Portnoy has been a Managing Trustee of CommonWealth REIT, or CWH, HPT, Senior Housing Properties Trust, or SNH, GOV and SIR since 1986, 1995, 1999, 2009 and 2011, respectively. He has been a Managing Director of TA since 2006. Mr. Portnoy is an owner of RMR and of RMR Advisors, Inc., or RMR Advisors, an SEC registered investment advisor. Mr. Portnoy has been an owner and a Director of RMR (and its predecessor) since its founding in 1986, a full time employee of RMR since 1997, the Chairman of RMR since 1998 and a Director and Vice President of RMR Advisors since 2002. Mr. Portnoy has been an Interested Trustee of RMR Real Estate Income Fund, or RIF, and its predecessor funds since shortly after their formation (the earliest of which was in 2002) and was an Interested Trustee of RMR Funds Series Trust from shortly after its formation in 2007 until its dissolution in 2009.(1) Mr. Portnoy practiced law for many years as a partner in, and chairman of, a law firm until 1997.

        Our Board concluded that Mr. Portnoy is qualified to serve as one of our Managing Directors based upon, among other things, his demonstrated leadership capability, his extensive experience in and knowledge of the commercial real estate and senior living industries, his leadership position with RMR,

(1)
RIF, its predecessor funds and RMR Funds Series Trust are collectively referred to herein as the "RMR Funds."

his extensive public company director service, his professional skills and expertise in, among other things, legal and regulatory matters, his institutional knowledge earned through prior service on our Board and in key leadership positions with our manager and his qualifying as a Managing Director in accordance with the requirements of our bylaws. Mr. Portnoy is a Managing Director in Group I, and his term expires at our 2014 annual meeting of stockholders.

GERARD M. MARTIN, Age: 78

        Mr. Martin has been one of our Managing Directors since 2001. Mr. Martin was the founder and Chairman of Greenery Rehabilitation Group, Inc., a company in the business of owning and operating nursing homes and health rehabilitation facilities, which was publicly owned and first listed on Nasdaq and then the NYSE between 1985 and 1993. Mr. Martin is the owner and Treasurer of North Atlantic Medical Services, Inc., a private company in the business of providing diagnostic cardiac, respiratory and oxygen services, equipment and products for the care of patients in their homes or medical facilities. Mr. Martin has also been a Director and Vice President of RMR Advisors since 2002 and a Director of RMR and its predecessors since 1986. Mr. Martin was also an Interested Trustee of the RMR Funds from shortly after their formation (the earliest of which was in 2002) until 2009. Mr. Martin was a Managing Trustee of SNH from 1999 until 2007, a Managing Trustee of CWH from 1986 until 2006 and a Managing Trustee of HPT from 1995 until 2007. Mr. Martin was a 50% owner of RMR and of RMR Advisors until 2005 and ceased to own any equity interest in those respective entities as of such time.

        Our Board concluded that Mr. Martin is qualified to serve as one of our Managing Directors based upon, among other things, his extensive experience in and knowledge of our industry, his experience as an operator of nursing facilities, his extensive public company director service, his institutional knowledge earned through prior service on our Board and in key leadership positions with our manager and his qualifying as a Managing Director in accordance with the requirements of our bylaws. Mr. Martin is a Managing Director in Group II, and his term expires at our 2015 annual meeting of stockholders.

Executive Officers

BRUCE J. MACKEY JR., Age: 42

        Mr. Mackey has been our President and Chief Executive Officer since 2008. From 2001 until 2008, Mr. Mackey was our Treasurer and Chief Financial Officer. Mr. Mackey has been an Executive Vice President of RMR since 2011, a Senior Vice President of RMR from 2006 to 2011 and was Vice President of RMR from 2001 to 2006. Prior to 2001, he served in various capacities for RMR and its affiliates. Mr. Mackey is a certified public accountant.

PAUL V. HOAGLAND, Age: 60

        Mr. Hoagland has been our Treasurer and Chief Financial Officer since 2010. Mr. Hoagland has been a Senior Vice President of RMR since 2010. Mr. Hoagland was our Vice President—Finance from 2009 to 2010. Prior to that time, he served as Executive Vice President of Administration, Chief Financial Officer and Treasurer of Friendly's Corporation from 2003 until 2008.

R. SCOTT HERZIG, Age: 44

        Mr. Herzig has been our Senior Vice President and Chief Operating Officer since 2012. Previously, Mr. Herzig served as our Divisional Vice President for our Western Division from 2007 to 2012, and prior to that served as one of our regional directors of operations from 2000 to 2007.

KATHERINE E. POTTER, Age: 37

        Ms. Potter joined us as Vice President, General Counsel and Assistant Secretary in 2012. Previously, Ms. Potter practiced law for over 10 years, specializing in corporate, securities, mergers and acquisitions, corporate governance and other transactional matters. Ms. Potter was an associate at the law firm of Sullivan & Worcester LLP from 2005 to 2011, and was an attorney at the law firm of Burns & Levinson LLP from 2011 to 2012.

        There are no family relationships among any of our Directors or executive officers. Our executive officers serve at the discretion of our Board.

        RMR, RMR Advisors, CWH, GOV, HPT, SIR, SNH, TA and the RMR Funds may be considered to be affiliates of us. RMR is a privately owned company that provides management services to public and private companies, including us, CWH, GOV, HPT, SIR, SNH and TA. CWH is a publicly traded real estate investment trust, or REIT, that primarily owns office buildings and industrial properties. GOV is a publicly traded REIT that primarily invests in properties that are majority leased to government tenants. HPT is a publicly traded REIT that primarily owns hotels and travel centers. SIR is a publicly traded REIT that primarily owns single tenant, net leased properties. SNH is a publicly traded REIT that primarily owns senior living properties and medical office buildings. TA is a publicly traded real estate based operating company in the travel center business. The RMR Funds are or were investment companies registered under the Investment Company Act of 1940, as amended. RMR Advisors is an SEC registered investment adviser to the RMR Funds.

BOARD OF DIRECTORS

        Our business is conducted under the general direction of our Board as provided by our charter, our bylaws and the laws of the State of Maryland, the state in which we were reincorporated on September 17, 2001.

        Three of our Directors, Donna D. Fraiche, Bruce M. Gans, M.D. and Barbara D. Gilmore, are our Independent Directors within the meaning of our bylaws. Two of our Directors, Messrs. Martin and Portnoy, are our Managing Directors within the meaning of our bylaws.

        Our bylaws require that a majority of our Board be Independent Directors. In determining the status of those Directors who qualify as Independent Directors, each year our Board affirmatively determines whether the Directors have a direct or indirect material relationship with us, including our subsidiaries, other than serving as our Directors. When assessing a Director's relationship with us, our Board considers all relevant facts and circumstances, not merely from the Director's standpoint, but also from that of the persons or organizations with which the Director has an affiliation.

        Our Board has determined that Ms. Fraiche, Dr. Gans and Ms. Gilmore currently qualify as independent directors under applicable NYSE rules and are Independent Directors under our bylaws. In making these determinations, our Board considered Ms. Fraiche's position as a minority shareholder of the law firm Baker, Donelson, Bearman, Caldwell & Berkowitz, which a subsidiary of TA engaged in

2012 to handle licensing and other matters and that RMR provides management services to both us and TA. The total fees and costs received by Baker, Donelson, Bearman, Caldwell & Berkowitz in 2012 for those services were $21,084. In addition, our Board considered the fact that Dr. Gans served on the board of SNH, our largest landlord and largest stockholder, from 1999 to 2001. Our Board also considered each of these three Directors' service in other enterprises and on the boards of other companies to which RMR and its affiliates provide management services. Our Board has concluded that none of these three Directors possessed or currently possesses any relationship that could impair his or her judgment in connection with his or her duties and responsibilities as a Director or that could otherwise be a direct or indirect material relationship under applicable NYSE standards.

        During 2012, our Board held six meetings, our Audit Committee held seven meetings, our Compensation Committee held four meetings, our Nominating and Governance Committee held two meetings and our Quality of Care Committee held four meetings. During 2012, each Director attended 75% or more of the total number of meetings of our Board and any committee of which he or she was a member during the time in which he or she served on our Board or such committee. All of our Directors attended last year's annual meeting of stockholders.

        Pursuant to our Governance Guidelines, our Independent Directors meet at least once each year without management. The presiding Director at these meetings is the Chair of our Audit Committee, unless the Independent Directors in attendance select another Independent Director to preside.

        We do not maintain directors' and officers' liability insurance for our Directors and officers. Subject to certain limitations, separate indemnification agreements that we have entered into require that we indemnify our Directors and officers.

Board Leadership Structure

        Our Board is comprised of both Independent Directors and Managing Directors, with a majority being Independent Directors. Our Independent Directors are not employees of ours or of RMR, are not involved in our day to day activities and are persons who qualify as independent under our bylaws and the applicable rules of the NYSE and SEC. Our Managing Directors are not Independent Directors and have been employees of ours or RMR or have been involved in our day to day activities for at least one year. Our Board is composed of three Independent Directors and two Managing Directors. Our President and Chief Executive Officer, our Treasurer and Chief Financial Officer and our Vice President and General Counsel are not members of our Board, but they regularly attend Board meetings, as does our Director of Internal Audit. Other officers of ours may also attend Board meetings as, on occasion, may officers of RMR, in each case at the invitation of our Board.

        Our Audit, Compensation and Nominating and Governance Committees are comprised solely of our Independent Directors, and an Independent Director serves as Chair of each such committee. Our Quality of Care Committee includes two Independent Directors and a Managing Director. These standing committees have responsibilities related to our leadership and governance, including among other things: (1) our Audit Committee reviews our financial reports, oversees our accounting and financial reporting processes, selects our independent accountants, determines the fees paid to our independent accountants and assists our Board with its oversight of our internal audit function, our risk management and our compliance with legal and regulatory requirements; (2) our Compensation Committee annually determines the compensation we pay to our Chief Executive Officer, Chief Financial Officer and any other senior executive of ours who is also a senior executive of RMR, recommends to our Board the compensation that we pay to our other executive officers, administers our equity compensation plan, or Share Award Plan, including the making of grants of restricted share awards under the Share Award Plan, evaluates the performance of our Director of Internal Audit and approves the compensation we pay to him, reviews our business management and shared services agreement with RMR, or our business management agreement, evaluates RMR's performance under that agreement, approves the fees and certain other costs that we pay under that agreement and determines whether that agreement will be renewed, amended, terminated or allowed to expire; (3) our Nominating and Governance Committee considers nominees to serve on our Board, recommends to our Board nominees for election to our Board, assesses our Board's performance and reviews and assesses our Board leadership structure and Governance Guidelines and recommends to the Board any changes it determines appropriate; and (4) our Quality of Care Committee reviews our clinical operations policies, procedures and plans to maintain the quality of healthcare and senior living services we provide to our customers and reports regularly to our Board. The Chairs of our Audit, Compensation, Nominating and Governance and Quality of Care Committees set the agenda for their respective committee meetings, but committee members, our Managing Directors or members of our management may suggest agenda items to be considered by these committees.

        We do not have a Chairman of our Board or a lead Independent Director. Special meetings of the Board may be called at any time by any Managing Director, our President and Chief Executive Officer or on the request of any two of the Directors then in office. Our Managing Directors, in consultation with our President and Chief Executive Officer, Treasurer and Chief Financial Officer, Senior Vice President and Chief Operating Officer and Director of Internal Audit, set the agenda for our Board meetings, and any Independent Director may place an item on an agenda by providing notice to a Managing Director or one of our executive officers. Discussions at Board meetings are led by the Managing Director or Independent Director who is most knowledgeable on a subject. Our Board is small, which facilitates informal discussions and communication from management to the Board and among Directors. Our Independent Directors meet to consider Company business without the attendance of our Managing Directors or our officers, and they meet separately with our officers, with our Director of Internal Audit and with our outside accountants. In such meetings of our Independent Directors, the Chair of the Audit Committee presides unless the Independent Directors determine otherwise.

        In light of the size of our Board and the oversight provided by and involvement of our Independent Directors and Board committees in the leadership of our Company, our Board considers that our current leadership structure and conduct combines appropriate leadership with the ability to conduct our business efficiently and with appropriate care and attention.

Risk Oversight

        Our Board oversees risk as part of its general oversight of our Company, and oversight of risk is addressed as part of various Board and Board committee activities and through regular and special Board and Board committee meetings. The actual day to day business of our Company is conducted by our management, and our management implements risk management in its activities. RMR provides us advice and assistance with our risk management function. In discharging their oversight responsibilities, our Board and Board committees regularly review a wide range of reports provided to them by our management, RMR and other service providers, including reports on market and industry conditions, operating and compliance reports, reports on our clinical operations, financial reports, reports on risk management activities, regulatory and legislative updates that may impact us, legal proceedings updates and reports on other business related matters, and discusses such matters among themselves and with our management, representatives of RMR, counsel and our independent accountants. Our Audit Committee, which meets at least quarterly and reports its findings to our Board, performs a lead role in helping our Board fulfill its responsibilities for oversight of our financial reporting, internal audit function, risk management and our compliance with legal and regulatory requirements. Our Board and Audit Committee review periodic reports from our independent registered public accounting firm regarding potential risks, including risks related to our internal controls. Our Audit Committee also annually reviews, approves and oversees an internal audit plan developed by our Director of Internal Audit with the goal of helping our Company systematically evaluate the effectiveness of our risk management, control and governance processes, and periodically meets with our Director of Internal Audit to review the results of our internal audits, and directs or recommends to the Board actions or changes it determines appropriate to enhance or improve the effectiveness of our risk management. Our Quality of Care Committee reviews management reports on our clinical operations and directs or recommends to management and the Board actions or changes it determines appropriate to improve our clinical operations. Our Compensation Committee also evaluates the performance of our Director of Internal Audit and RMR's performance under our business management agreement. Also, our Compensation Committee and our Board consider the fact that we have a share grant program that requires share grants to vest over a period of years, rather than a stock option program such as is employed by many other publicly owned companies. We believe that the use of share grants vesting over time rather than stock options mitigates the incentives for our management to undertake undue risks and encourages our management to make longer term, less risk prone decisions.

        While a number of risk management functions are performed, it is not possible to identify all of the risks that may affect us or to develop processes and controls to eliminate all risks and their possible effects, and processes and controls employed to address risks may be limited in their effectiveness. Moreover, it is necessary for our Company to bear certain risks to achieve our objectives. As a result of the foregoing and other factors, our Company's ability to manage risk is subject to substantial limitations.

BOARD COMMITTEES

        We have a standing Audit Committee, Compensation Committee, Nominating and Governance Committee and Quality of Care Committee, each of which has a written charter. With the exception of the Quality of Care Committee, each of the above committees is currently comprised of Ms. Fraiche, Dr. Gans and Ms. Gilmore, who are independent under applicable NYSE listing standards, each committee's respective charter and, in the case of our Audit Committee, the applicable independence requirements of the SEC. Dr. Gans, Ms. Gilmore and Mr. Martin currently constitute our Quality of Care Committee. Our Audit Committee, Compensation Committee, Nominating and Governance Committee and Quality of Care Committee are delegated the powers of our Board necessary to carry out their responsibilities.

        Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The primary function of our Audit Committee is to assist our Board in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) our independent registered public accounting firm's qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. Our Board has determined that Ms. Gilmore is our Audit Committee financial expert and is "independent" as defined by the rules of the SEC and the NYSE. Our Board's determination that Ms. Gilmore is our Audit Committee financial expert was based upon her experience as (i) a member of our Audit Committee and the audit committees of GOV and TA, (ii) a professional bankruptcy court law clerk and (iii) a trustee or examiner in various bankruptcy cases involving business finance matters. Under its charter, our Audit Committee has the final authority and responsibility to select our independent registered public accounting firm.

        Our Compensation Committee's primary responsibilities include: (1) reviewing and determining the compensation paid by us to our President and Chief Executive Officer, our Treasurer and Chief Financial Officer and other senior executives of ours who are also senior executives of RMR; (2) recommending to our Board the cash compensation paid by us to individuals who serve as our executive officers other than our Chief Executive Officer and Chief Financial Officer; (3) administering and making grants under our Share Award Plan; (4) reviewing our business management agreement, evaluating RMR's performance under that agreement and approving the fees and certain other costs that we are required to pay under that agreement; (5) evaluating the performance of our Director of Internal Audit and determining the compensation payable to him; and (6) reviewing and considering the incentives and risks associated with our compensation policies and practices.

        The responsibilities of our Nominating and Governance Committee include: (1) identification of individuals qualified to become members of our Board and recommending to our Board the nominees for Director for each annual meeting of stockholders or when Board vacancies occur; (2) development and recommendation to our Board of governance guidelines; and (3) evaluation of the performance of our Board.

        The primary function of our Quality of Care Committee is to review the quality of healthcare and senior living services we provide to our customers.

        The charter of each of our standing committees provides that the committee may form and delegate authority to subcommittees of one or more members when appropriate. Subcommittees are subject to the provisions of the applicable committee's charter.

        Our policy with respect to Board members' attendance at our annual meetings of stockholders can be found in our Governance Guidelines, the full text of which appears at our website at www.fivestarseniorliving.com. In addition to our Governance Guidelines, copies of the charters of our Audit, Compensation, Nominating and Governance and Quality of Care Committees, as well as our Code of Business Conduct and Ethics, may be obtained free of charge at our website, www.fivestarseniorliving.com, or by writing to our Secretary, Five Star Quality Care, Inc., Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.

 COMMUNICATIONS WITH DIRECTORS

        Any stockholder or other interested person who desires to communicate with our Independent Directors or any Directors, individually or as a group, may do so by filling out a report at our website, www.fivestarseniorliving.com, by calling our toll-free confidential message system at (866) 230-1286 or by writing to the party for whom the communication is intended, c/o Director of Internal Audit, Five Star Quality Care, Inc., Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. Our Director of Internal Audit will then deliver any communication to the appropriate party or parties.

SELECTION OF CANDIDATES FOR DIRECTORS;
STOCKHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS

        Our Board has established Governance Guidelines which, together with our bylaws, set forth the qualifications for service on our Board. Our Governance Guidelines may be changed from time to time by our Board upon the recommendation of our Nominating and Governance Committee. Our Board makes nominations of persons to be elected by stockholders as Directors. Our Board also elects Directors to fill Board vacancies that may occur from time to time. In both of these circumstances, our Board will act upon recommendations made by our Nominating and Governance Committee.

        In considering candidates to serve as Directors, our Nominating and Governance Committee seeks individuals who have qualities that the Committee believes will be effective in serving our long term best interests. Among the characteristics that the Committee considers are the following: integrity, experience, achievements, judgment, intelligence, competence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, likelihood that a candidate will be able to serve on our Board for an extended period and other matters that our Nominating and Governance Committee deems appropriate. While our Board does not have a specific diversity policy in connection with the selection of nominees for Director, due consideration is given to our Board's desire for an overall balance of diversity of perspectives, backgrounds and experiences. Our Board does not consider gender, sexual orientation, race, religion, ethnicity, national origin or citizenship to be relevant considerations and does not discriminate on the basis of such criteria. When considering candidates, our Nominating and Governance Committee will also assist our Board in determining the desired mix of experience, skills, attributes and other criteria that will strengthen our Board in a way that best serves the long term interests of our Company and complement the experience, skills, attributes and qualifications of existing Directors. Depending on whether the position to be filled is that of an Independent Director or a Managing Director, the qualifications of the candidate to meet the criteria for each such category of Director is considered. In seeking candidates for Director who have not previously served as one of our Directors, the Nominating and Governance Committee may use the business, professional and personal contacts of its members, it may accept recommendations from other Board members and, if it considers it appropriate, the Nominating and Governance Committee may engage a professional search firm. In addition to other criteria, our bylaws require that nominees submit any additional information required in connection with our license or regulation by state insurance or healthcare regulatory authorities.

        In 2012, we did not pay any third party to identify or to assist in the evaluation of any candidate for election to our Board. We did not receive any stockholder recommendations or nominations for our Board for the 2013 annual meeting of stockholders, except the nomination made by our Board and recommendation by our Nominating and Governance Committee, each of which includes Board members who are stockholders of record.

        Stockholder Recommendations for Nominees.    A responsibility of our Nominating and Governance Committee is to consider candidates for election as Directors who are properly recommended by stockholders. To be considered by our Nominating and Governance Committee, a stockholder recommendation for a nominee must be made by such stockholder's written notice to the Chair of our Nominating and Governance Committee and our Secretary, which notice should contain or be accompanied by the information and documents with respect to the recommended nominee and recommending stockholder that the recommending stockholder believes to be relevant or helpful to our Nominating and Governance Committee's deliberations. Our Nominating and Governance Committee may request additional information about the stockholder recommended nominee or about the stockholder recommending the nominee. Any recommended nominee will be considered by our Nominating and Governance Committee in its discretion using the same criteria as other candidates considered by it.

        The preceding paragraph applies only to stockholder recommendations for nominees to our Nominating and Governance Committee. A stockholder nomination must be made in accordance with the provisions of our bylaws, including the procedures discussed below, and applicable state and federal laws.

        2014 Annual Meeting Deadlines for Stockholder Proposals Pursuant to Rule 14a-8 under the Exchange Act.    Stockholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act at our 2014 annual meeting of stockholders must be received at our principal executive offices on or before October 24, 2013, in order to be considered for inclusion in our proxy statement for our 2014 annual meeting of stockholders, provided that if we hold our 2014 annual meeting on a date that is more than 30 days before or after May 16, 2014, stockholders must submit proposals for inclusion in our 2014 proxy statement within a reasonable time before we begin to print our proxy materials. Under Rule 14a-8, we are not required to include stockholder proposals in our proxy materials unless conditions specified in the rule are met.

        2014 Annual Meeting Deadlines for Stockholder Nominations and Stockholder Proposals Not Made Pursuant to Rule 14a-8 under the Exchange Act.    In order for one or more stockholders properly to propose a nominee for election to our Board or propose business outside of Rule 14a-8 under the Exchange Act, the stockholder(s) must comply in all respects with the advance notice and other provisions set forth in our bylaws, which currently include, among other things, requirements as to the stockholder's timely delivery of advance notice, share ownership and submission of specified information. For example, our bylaws provide that to nominate a Director for election to our Board at our annual meeting, the stockholder(s) must, among other things: (1) at the date such stockholder gives its advance notice, hold individually or in the aggregate at least 3% of our shares entitled to vote at the meeting on such election, must have held such shares continuously for at least three years and must continuously hold such shares through and including the time of the annual meeting (including any adjournment or postponement thereof); (2) be a stockholder of record at the time of giving notice through and including the time of the annual meeting (including any adjournment or postponement thereof); (3) be entitled to make nominations and to vote at the meeting on such election; (4) hold a certificate or certificates for all shares of beneficial interest of the Company owned by such stockholder during all times described in clause (1); and (5) comply with the advance notice procedures and requirements as to such nomination. The advance notice must set forth detailed specified information about the nominee and the nominee's affiliates and associates, the stockholder making the nomination and affiliates and associates of that stockholder and provide to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the stockholder's nomination.

        As a further example, to propose other business to be considered by the stockholders at our annual meeting (other than the nomination of individuals for election to our Board), our bylaws provide that the stockholder must: (1) have continuously held at least $2,000 in market value, or 1% of our shares entitled to vote at the meeting on the proposal for such business for at least one year from the date the stockholder gives its advance notice and continuously hold such shares through and including the time of the annual meeting (including any adjournment or postponement thereof); (2) be a stockholder of record at the time of giving notice through and including the time of the annual meeting (including any adjournment or postponement thereof); (3) be entitled to propose such business and to vote at the meeting on the proposal for such business; (4) hold a certificate or certificates for all shares of beneficial interest of the Company owned by such stockholder during all times described in clause (1); and (5) comply with the advance notice procedures and requirements as to such business. The advance notice must set forth a description of such business, the reasons for proposing such business at the meeting and any material interest in such business of the stockholder, a description of all agreements, arrangements and understandings involving the stockholder in connection with the proposal of such business and a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the business before the meeting.

        In addition, at the same time as the submission of a stockholder nomination or proposal for consideration at a meeting of our stockholders that, if elected or approved and implemented by us, would cause us to be in breach of any covenant in or in default under any debt instrument or agreement or other material agreement of ours or any subsidiary of ours, our bylaws provide that the stockholder must submit to our Secretary (i) evidence satisfactory to our Board of the lender's or contracting party's willingness to waive the breach of covenant or default, or (ii) a detailed plan for repayment of the applicable indebtedness or curing the contractual breach or default and satisfying any resulting damage, specifically identifying the actions to be taken or the source of funds, which plan must be satisfactory to our Board in its discretion, and evidence of the availability to us of substitute credit or contractual arrangements similar to the credit or contractual arrangements which are implicated by the stockholder nomination or other proposal that are at least as favorable to us, as determined by our Board in its discretion. Additionally, if (i) the submission of a stockholder nomination or proposal of other business to be considered at a stockholders meeting could not be considered or, if elected or approved, implemented by us without our or any subsidiary of ours, or the proponent stockholder, the nominee, the holder of proxies or their respective affiliates or associates filing with or otherwise notifying or obtaining the consent, approval or other action of any governmental or regulatory body, or a governmental action, or (ii) such stockholder's ownership of our shares or any solicitation of proxies or votes or holding or exercising proxies by such stockholder, the nominee or their respective affiliates or associates would require governmental action, then, at the same time as the submission of the stockholder nomination or proposal of other business, our bylaws provide that the proponent stockholder shall submit to our Secretary (x) evidence satisfactory to our Board that any and all governmental action has been given or obtained, including, without limitation, such evidence as our Board may require so that any nominee may be determined to satisfy any suitability or other requirements or (y) if such evidence was not obtainable from a governmental or regulatory body by such time despite the stockholder's diligent and best efforts, a detailed plan for making or obtaining the governmental action prior to the election of the nominee or the implementation of the proposal for other business, which plan must be satisfactory to our Board in its discretion.

        Our bylaws require that stockholder nominations and proposals intended to be made outside of Rule 14a-8 under the Exchange Act at our 2014 annual meeting of stockholders must be submitted, in accordance with the requirements of our bylaws, not later than 5:00 p.m. Eastern Time on October 24, 2013 (which is also the date, after which, stockholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act would be considered "untimely" within the meaning of Rule 14a-4(c) under the Exchange Act) and not earlier than September 24, 2013; provided, that, if our 2014 annual meeting is called for a date that is more than 30 days earlier or later than May 16, 2014, then a stockholder's notice must be so delivered not later than 5:00 p.m. Eastern Time on the tenth day following the earlier of the day on which (1) notice of the date of our 2014 annual meeting is mailed or otherwise made available or (2) public announcement of the date of our 2014 annual meeting is first made by us.

        The foregoing description of the procedures for a stockholder to propose a nomination for election to our Board or other business for consideration at an annual meeting is only a summary and is not a complete listing of all requirements. Copies of our bylaws, including the provisions that concern stockholder recommendations and the requirements for stockholder nominations and other proposals, may be obtained by writing to our Secretary at Five Star Quality Care, Inc., Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, or from the SEC's website at www.sec.gov. Any stockholder considering making a nomination or other proposal should carefully review and comply with those provisions. Under our bylaws, a stockholder is obligated to indemnify us for costs and expenses we incur arising from the stockholder's breach or failure to fully comply with any covenant, condition or provision of our charter or our bylaws, including costs and expenses we may incur as a result of the stockholder's failure to comply with the requirements to make nominations and proposals.

COMPENSATION DISCUSSION AND ANALYSIS

        There were several changes in our executive officers during 2012. On November 22, 2011 we entered into a letter agreement, dated November 18, 2011, with Rosemary Esposito, our Senior Vice President, Chief Operating Officer and Chief Clinical Officer, whereby we agreed with Ms. Esposito that she would resign from such positions effective December 31, 2012, subject to her earlier resignation, and provided that we would be able to transition her role to a consultant any time after June 30, 2012. The letter agreement provides Ms. Esposito with paid severance and other benefits, as well as the acceleration of unvested shares in exchange for consulting services, non-solicitation, confidentiality and other covenants. On August 8, 2012, our Board determined that, effective September 4, 2012, Ms. Esposito's role would be transitioned to that of a consultant pursuant to the letter agreement. On March 1, 2012, Vern D. Larkin, who had been our Vice President, General Counsel and Secretary, became our Director of Internal Audit. On February 27, 2012, Katherine Potter became our Vice President and General Counsel. On August 8, 2012, our Board elected R. Scott Herzig as our Senior Vice President and Chief Operating Officer, effective September 4, 2012. At December 31, 2012, we had four executive officers: Bruce J. Mackey Jr., President and Chief Executive Officer; Paul V. Hoagland, Treasurer and Chief Financial Officer; Scott Herzig, Senior Vice President

and Chief Operating Officer; and Katherine Potter, Vice President and General Counsel. Additional biographical information about our executive officers appears elsewhere in this proxy statement.

Compensation Philosophy and Process

        Our compensation program is designed to help us achieve our business objectives, which include, but are not limited to, increasing, on a long term basis, the value of the Company by improving our prospects, our competitive position within our industry and our financial and operating performance, as well as achieving strategic initiatives and objectives. Individual performance is an important factor in determining each element of compensation. Our Compensation Committee determines the compensation of our Chief Executive Officer and Chief Financial Officer, and the amount of share grants to all of our executive officers. Our Compensation Committee recommends to our Board and the Board determines all compensation, other than share grants, for our executive officers other than our Chief Executive Officer and Chief Financial Officer. There is no formulaic approach to the determinations of an executive officer's compensation as it is in the discretion of our Compensation Committee and our Board, and determinations of an executive officer's compensation are not made as a result of benchmarking compensation against that of other companies. We believe it is important to align the interests of our executive officers with those of our stockholders and therefore have determined that a significant portion of an executive officer's annual compensation will be paid in the form of restricted share awards that vest over a period of at least four years. We also believe that performance and retention of our executive officers is improved by paying a substantial portion of each executive officer's cash compensation as an annual bonus. We currently limit the annual base salaries of our executive officers and utilize changes in annual cash bonus amounts as the primary mechanism for effecting annual compensation adjustments for our executive officers. For 2012, compensation we paid to Ms. Esposito was pursuant to our contractual obligations under our letter agreement with her, dated November 18, 2011.

        In evaluating our compensation process for 2012, our Compensation Committee generally considered the results of the 2012 advisory vote of our stockholders on the compensation of the executive officers named in our 2012 proxy statement. Our Compensation Committee noted that more than 92% of votes cast approved of the compensation of those executive officers as described in our 2012 proxy statement. Our Compensation Committee considered these voting results as supportive of the Committee's general executive compensation practices. In making their discretionary compensation determinations each year, our Compensation Committee's and Board's qualitative and subjective considerations of an executive's performance generally include, but are not limited to, the executive officer's:

  •
  historical compensation;

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  accomplishments achieved during the year;

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  ability to identify areas for the Company's improvement and to achieve benefits from those improvements;

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  quality of decisions made;

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  ability to lead employees both in routine activities and in special projects;

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  change in performance as compared to the prior year;

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  perceived potential for future development and for assuming additional or alternative duties in the future;

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  background, training, education and experience;

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  specific areas of expertise and value to us, and the likelihood we could find a suitable replacement on a timely and cost effective basis; and

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  compensation compared to that of other individuals within our Company and the relative responsibilities, titles, roles, experiences and capabilities of such other individuals.

        In addition to the consideration of the various factors described in the preceding paragraphs, our Compensation Committee and our Board consider data regarding historical pay and available compensation data for public companies that are engaged in businesses similar to our business or that possess size or other characteristics that are similar to ours. In order to obtain a general understanding of current trends in compensation practices and ranges of amounts being awarded by other public companies, we compiled and reviewed comparative data regarding compensation paid by a group of public companies in our industry.(2) Our Compensation Committee did not engage compensation consultants to participate in the determination or recommendation of the amount or form of compensation for our executive officers.

        In September 2012, Dr. Gans, the Chair of our Compensation Committee, met with Mr. Barry Portnoy, our Managing Director who is not also one of our executive officers, Mr. Adam Portnoy, President and Chief Executive Officer of RMR, and the chairs of the compensation committees of other public companies for which RMR provides services. The purpose of this meeting was to discuss compensation philosophy regarding potential share grants to be made by us and to consider the compensation payable to our Director of Internal Audit who provides services to us and to other companies managed by RMR and its affiliates, as well as the allocation of internal audit costs among those companies.

        At a Compensation Committee meeting in November 2012 our Compensation Committee conducted a review of executive and employee compensation and considered recommendations arising from the September 2012 meeting, recommendations provided by management and other factors such as: (1) the amounts and value of historical share awards made to each executive officer; (2) the amounts of share awards granted to persons with similar levels of responsibility; (3) the then current market prices of our shares; (4) the performance of each executive officer during 2012; (5) each executive officer's expected future contributions to us; (6) each executive officer's relative mix of cash and noncash compensation; (7) the data about executive compensation trends and amounts that was prepared for our management by an independent compensation consulting firm; and (8) our financial position and operating performance in the past year and our perceived future prospects. There was no formulaic approach to the use of these various factors in determining the number of shares to award to each executive officer. The share amounts were determined on a subjective basis using the various factors at our Compensation Committee's sole discretion. Messrs. Mackey, Hoagland and Potter participated in the Compensation Committee meeting with regard to consideration of compensation

(2)
This group of companies was comprised of: Kindred Healthcare, Inc.; Sun Healthcare Group, Inc.; Emeritus Corporation; Assisted Living Concepts, Inc.; Capital Senior Living Corporation; Sunrise Senior Living, Inc.; National HealthCare Corporation; Brookdale Living Communities, Inc.; and Extendicare REIT.

generally and to our other executive officers, but they left that meeting and did not participate in the Compensation Committee's determination and recommendation of their compensation. For bonus amounts paid to our executive officers for 2012, there were no bonus targets established. In addition, no bonus targets have been established for purposes of bonus amounts that may be paid to our executive officers in 2013. In keeping with our Compensation Committee's desire to reduce the incentives for management to take excessive risk for short term benefit, our Compensation Committee considers historical levels of compensation and gradual increases thereof to be among the most important factors in determining compensation, but certainly not the sole factor.

Compensation Components

        The mix of base salary, cash bonus and equity compensation that we pay to our executive officers varies depending on the executive officer's position and responsibilities with us. Our Compensation Committee does not follow a set formula or specific guidelines in determining how to allocate among the compensation components. For 2012, compensation we paid to Ms. Esposito was pursuant to our contractual obligations under our letter agreement with her, dated November 18, 2011.

        The components of the compensation packages of our executive officers are as follows:

Base Salary

        Base salaries are reviewed annually and adjusted, if appropriate, on a subjective basis based upon consideration of a number of factors including, but not limited to, the following for each executive officer: (1) historical compensation; (2) accomplishments achieved during the year; (3) ability to identify areas for the Company's improvement and to achieve benefits from those improvements; (4) quality of decisions made; (5) ability to lead employees both in routine activities and in special projects; (6) change in performance as compared to the prior year; (7) perceived potential for future development and for assuming additional or alternative duties in the future; (8) the executive officer's background, training, education and experience; (9) the market demand for specific expertise possessed by the executive officer, the executive officer's value to us and the likelihood we could find a suitable replacement on a timely and cost effective basis; (10) a comparison of the executive officer's pay to that of other individuals within our Company and the relative responsibilities, titles, roles, experiences and capabilities of such other individuals; (11) the data about executive compensation trends and amounts that was prepared for our management by an independent compensation consulting firm; and (12) our financial position and operating performance throughout 2012. Currently, we limit the annual base salaries of our executive officers to a maximum of $300,000. Subject to the limits we have on annual base salaries, we also adjust base salaries, as warranted, for promotions and other changes in the executive officer's role that may occur from time to time.

Annual Bonus and Share Award Plan

        Each of our executive officers, including our Chief Executive Officer, is eligible to receive an annual cash bonus and share award. There is no formulaic approach used in determining the amount of these annual cash and share awards. The cash bonus and share awards are determined on a subjective basis by our Compensation Committee and Board, as the case may be, based upon consideration of a number of factors including, but not limited to, the following for each executive officer: (1) historical bonus and share awards to the individual; (2) accomplishments achieved during the year; (3) ability to identify areas for the Company's improvement and to achieve benefits from those improvements;

(4) quality of decisions made; (5) ability to lead employees both in routine activities and in special projects; (6) change in performance as compared to the prior year; (7) perceived potential for future development and for assuming additional or alternative duties in the future; (8) the market demand for specific expertise possessed by the executive officer, the executive officer's value to us and the likelihood we could find a suitable replacement on a timely and cost effective basis; (9) a comparison of the executive officer's total compensation to that of other individuals within our Company and the relative responsibilities, titles, roles, experiences and capabilities of such other individuals; (10) the amounts of share awards granted to persons with similar levels of responsibility; (11) the then current market prices of our shares; (12) each executive officer's relative mix of cash and noncash compensation; (13) the data about executive compensation trends and amounts that was prepared for our management by an independent compensation consulting firm; and (14) our financial position and operating performance throughout 2012. In addition, in determining cash bonus and share awards for our executive officers, our Compensation Committee and Board also consider the recommendations of the Chair of the Compensation Committee following his meeting with Mr. Portnoy and the chairs of the compensation committees of other public companies for which RMR provides services, the experiences and insights of RMR with respect to the performances of our executive officers, the evaluation provided by Mr. Mackey of Mr. Hoagland's performance and the evaluations provided by Messrs. Mackey and Hoagland of our other executive officers' performances. We currently limit the annual base salaries of our executive officers and utilize changes in annual cash bonus amounts as the primary mechanism for effecting annual compensation adjustments for our executive officers. For 2012, the increases in the annual cash bonus amounts paid to our executive officers reflect this interplay between the annual base salary limitation and annual cash bonus amounts, within the context of the other factors described above that are taken into account in determining annual cash bonus and share award amounts.

        Mr. Mackey's annual bonus is determined on a subjective basis by our Compensation Committee, composed solely of Independent Directors, who base their decision upon their consideration and evaluation of his performance during the year. Considerations may include, but may not be limited to, our financial performance, our growth and our success in achieving strategic initiatives and objectives, as well as the other matters noted above that our Compensation Committee considers in making this determination. For 2012, our Compensation Committee awarded Mr. Mackey an annual bonus of $635,000 in cash and also awarded him 75,000 common shares that will vest in five equal annual installments beginning on the grant date. The shares awarded had a fair value at the grant date of $369,000 of which the vested portion was $73,800 as of the grant date. In making this cash bonus and this share award, our Compensation Committee considered Mr. Mackey's performance in leading the Company through the challenging economic conditions that continued to exist in the United States throughout 2012, including but not limited to his continuing the integration of communities we acquired in 2010, 2011 and 2012 with our existing communities, managing capital and operating expenditures in relation to the prevailing business levels in order to conserve liquidity and increase our cash balance, success expanding and transacting management arrangements for senior living communities we manage, role in the Company's sale of its institutional pharmacy business completed in 2012 and other significant transactions, role in overseeing the transitioning of senior management during 2012, management of the rates we charge our residents and reducing some of our operating expenses, positioning the Company to operate and compete in the face of reductions in governmental reimbursement rates and increasing governmental budgetary constraints, including his role in pursuing the Company's focus on private pay revenue sources, developing new and enhancing existing marketing programs and leveraging our competitive strengths to maintain and grow our business in a slowly recovering economy and position us for future growth, and oversight of the Company's regulatory compliance. Our Compensation Committee determined that the share award would vest over time to ensure a continuing commonality of interest between Mr. Mackey and our stockholders, to provide Mr. Mackey with an incentive to remain with us to earn the unvested portion of the award and to encourage appropriate levels of risk taking in his long term decisions affecting our business.

        The annual cash bonus for Mr. Hoagland was determined by our Compensation Committee after consideration of the same criteria described above with regard to Mr. Mackey as applied to Mr. Hoagland's performance and after consideration of the other matters noted above that our Compensation Committee considers in determining compensation generally. The annual cash bonuses for our other executive officers were recommended by our Compensation Committee and approved by our Board based upon the consideration and evaluation of each executive's performance and level of total compensation as well as the other matters noted above that our Compensation Committee and Board consider in making these determinations. These considerations included, but were not limited to, our financial and operating performance during 2012 and each executive officer's level of total compensation.

        Messrs. Mackey and Hoagland were also officers of RMR throughout all of 2012. Because at least 80% of Messrs. Mackey's and Hoagland's business time is devoted to services to us, 80% of Messrs. Mackey's and Hoagland's total cash compensation (that is, the combined base salary and cash bonus paid by us and RMR) was paid by us and the remainder was paid by RMR. Messrs. Mackey and Hoagland are also eligible to participate in certain RMR benefit plans.

        We made equity awards under our Share Award Plan to our executive officers and others based upon factors that our Compensation Committee considered relevant to align the interests of the persons to whom awards were made with our business objectives, which include, but are not limited to, increasing, on a long term basis, the value of the Company by improving our prospects, our competitive position within our industry and our financial and operating performance, as well as achieving strategic initiatives and objectives. In addition to the award of common shares made to Mr. Mackey during 2012, our Compensation Committee awarded common shares to each of our other executive officers who were in our employ at the grant date. These awards ranged in size and value from 10,000 shares, having a grant date value of $49,200, to 35,000 shares, having a grant date value of $172,200. In determining the size of each share award, the Compensation Committee considered the responsibilities of the executive, the relation of the size of the award to the size of the share award made to Mr. Mackey and other factors, including their past and expected future performances and possible cash bonuses, prior year share grant amounts, 2012 annual base cash salaries, the executive officer's tenure with the Company and the Company's operational results during 2012. In each case, the Compensation Committee determined that the share awards would vest in five equal annual installments beginning on the date of the grant to ensure a continuing commonality of interest between the recipients and our stockholders, to provide our executives with an incentive to remain with us to earn the unvested portion of the award and to encourage appropriate levels of risk taking in their long term decisions affecting our business.

Perquisites and Other Benefits

        Our executive officers are entitled to participate in our benefit plans on the same terms as our other employees. These plans include medical, dental and life insurance plans and a defined contribution retirement plan.

All Other Payments

        The Summary Compensation Table below includes amounts for 2012, 2011 and 2010 described as "All Other Compensation." Such amounts reflect the Company paid portion of executive life insurance premiums and accidental death and disability insurance premiums.

COMPENSATION COMMITTEE REPORT

        The undersigned members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012.

COMPENSATION COMMITTEE Bruce M. Gans, M.D., Chair Donna D. Fraiche Barbara D. Gilmore

COMPENSATION TABLES

        The following tables provide: (1) summary 2012, 2011 and 2010 compensation information relating to our Chief Executive Officer and Chief Financial Officer; (2) summary 2012 compensation for the next two most highly compensated persons during 2012 who were executive officers of ours at December 31, 2012; (3) summary 2012, 2011 and 2010 compensation information relating to our former Senior Vice President and Chief Operating Officer; (4) information with respect to share awards made to the persons in the preceding clauses (1), (2) and (3) during 2012 and prior years; and (5) compensation information relating to our Directors for 2012. The compensation information for the persons included in the compensation tables are for services rendered to us and our subsidiaries and do not include information regarding compensation received by such persons for services rendered to RMR.

 SUMMARY COMPENSATION TABLE FOR 2012, 2011 AND 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Bruce J. Mackey Jr.	2012	$300,000	$635,000	$369,000	$964	$1,304,964
President and Chief	2011	$300,000	$575,000	$163,500	$1,129	$1,039,629
Executive Officer	2010	$300,000	$500,000	$366,000	$1,129	$1,167,129
Paul V. Hoagland	2012	$275,000	$265,000	$172,200	$937	$713,137
Treasurer and Chief	2011	$237,500	$210,000	$76,300	$1,064	$524,864
Financial Officer	2010	$200,000	$160,000	$183,000	$1,025	$543,854
Katherine E. Potter(3)	2012	$215,713	$150,000	$73,800	$871	$440,384
Vice President and General Counsel
Scott Herzig(4)	2012	$271,810	$110,000	$49,200	$721	$431,731
Senior Vice President and Chief Operating Officer
Rosemary Esposito(5)	2012	$300,000	$484,000	—	$964	$784,964
Former Senior Vice President	2011	$300,000	$440,000	$76,300	$1,129	$817,429
and Chief Operating Officer	2010	$300,000	$440,000	$183,000	$1,129	$924,129

(1)
Represents the grant date fair value of shares granted in 2012, 2011 and 2010, as applicable, compiled in accordance with FASB Accounting Standards Codification Topic 718, "Compensation—Stock Compensation," or ASC 718. No assumptions are used in this calculation.

(2)
Amounts included in "All Other Compensation" for 2012, 2011 and 2010 reflect the Company paid portion of executive officer life insurance premiums and accidental death and disability insurance premiums.

(3)
Ms. Potter became our Vice President and General Counsel on February 27, 2012.

(4)
Mr. Herzig became our Senior Vice President and Chief Operating Officer on September 4, 2012. Mr. Herzig's compensation for 2012 attributable to his services to the Company prior to becoming Senior Vice President and Chief Operating Officer is included in the compensation amounts listed for him.

(5)
On August 8, 2012, our Board determined that, effective September 4, 2012, Ms. Esposito's role would be transitioned from Senior Vice President and Chief Operating Officer to that of consultant, pursuant to the letter agreement we entered into with Ms. Esposito dated November 18, 2011.

 GRANTS OF PLAN BASED AWARDS FOR 2012
(Shares granted in 2012, including vested and unvested grants)

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards(2)
Bruce J. Mackey Jr.	11/19/2012	75,000 Common Shares	$369,000
Paul V. Hoagland	11/19/2012	35,000 Common Shares	$172,200
Katherine E. Potter	11/19/2012	15,000 Common Shares	$73,800
Scott Herzig	11/19/2012	10,000 Common Shares	$49,200

(1)
Share awards granted by us to our executive officers provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. At our option, in the event a recipient granted a share award ceases to perform duties for us, RMR or any company that RMR manages or that is affiliated with RMR during the vesting period, we may repurchase all or a portion of the shares that have not yet vested for nominal consideration.

(2)
Equals the number of shares multiplied by the closing price on the date of grant, which is also the grant date fair value under ASC 718. No assumptions are used in this calculation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2012
(Shares granted in 2012 and prior years that have not yet vested)

		Stock Awards
Name	Year Granted	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Bruce J. Mackey Jr.	2012	60,000	$300,600
	2011	45,000	$225,450
	2010	24,000	$120,240
	2009	12,000	$60,120
Paul V. Hoagland	2012	28,000	$140,280
	2011	21,000	$105,210
	2010	12,000	$60,120
Katherine E. Potter	2012	12,000	$60,120
Scott Herzig	2012	8,000	$40,080
	2011	4,800	$24,048
	2010	3,000	$15,030
	2009	1,000	$5,010

(1)
Share awards granted by us to our executive officers provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. The shares granted in 2012 were granted on November 19, 2012; the shares granted in 2011 were granted on November 22, 2011; the shares granted in 2010 were granted November 22, 2010; and the shares granted in 2009 were granted on November 19, 2009. At our option, in the event a recipient granted a share award ceases to perform duties for us, RMR or any company that RMR manages or that is affiliated with RMR during the vesting period, the recipient shall forfeit or we may repurchase all or a portion of the shares that have not yet vested.

(2)
Equals the number of shares multiplied by the closing price of our shares on December 31, 2012.

 STOCK VESTED FOR 2012
(Share grants that vested in 2012, including shares granted in prior years)

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Bruce J. Mackey Jr.	72,000	$352,710
Paul V. Hoagland	20,000	$98,790
Katherine E. Potter	3,000	$14,760
Scott Herzig	7,600	$37,290
Rosemary Esposito(2)	67,000	$332,370

(1)
Equals the number of shares multiplied by the closing price of our shares on the 2012 dates of vesting of grants made in 2012 and prior years.

(2)
On August 8, 2012, our Board determined that, effective September 4, 2012, Ms. Esposito's role would be transitioned from Senior Vice President and Chief Operating Officer to that of consultant, pursuant to the letter agreement we entered into with Ms. Esposito dated November 18, 2011. Pursuant to the letter agreement, the vesting of Ms. Esposito's unvested shares were fully accelerated as of December 31, 2012.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        From time to time, we have entered into arrangements with former employees of ours or RMR in connection with the termination of their employment with us or RMR, providing for the acceleration of vesting of restricted shares previously granted to them under our Share Award Plan and, in certain instances, payments for future services to us as a consultant or part time employee and continuation of health care and other benefits. Although we have no formal policy, plan or arrangement for payments to employees of ours or RMR in connection with their termination of employment with us or RMR, we may in the future provide on a discretionary basis for similar payments depending on various factors we then consider relevant and if we believe it is in the Company's best interests to do so.

        On November 22, 2011 we entered into a letter agreement, dated November 18, 2011, with Rosemary Esposito, our Senior Vice President, Chief Operating Officer and Chief Clinical Officer, whereby we agreed with Ms. Esposito that she would resign from such positions effective December 31, 2012, subject to her earlier resignation, and provided that we would be able to transition her role to a consultant any time after June 30, 2012. The letter agreement provides Ms. Esposito with paid severance of her annual base salary of $300,000 through December 31, 2014, and other benefits, as well as the acceleration of unvested shares in exchange for consulting services, non-solicitation, confidentiality and other covenants. On August 8, 2012, our Board determined that, effective September 4, 2012, Ms. Esposito's role would be transitioned to that of a consultant pursuant to the letter agreement.

 DIRECTOR COMPENSATION FOR 2012
(2012 compensation; all share grants to Directors vest at the time of grant)

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Donna D. Fraiche	$49,000		$22,950	—	$71,950
Bruce M. Gans, M.D.	$67,750		$22,950	—	$90,700
Barbara D. Gilmore	$62,000		$22,950	—	$84,950
Gerard M. Martin	$—	(2)	$22,950	—	$22,950
Barry M. Portnoy	$—	(2)	$22,950	—	$22,950

(1)
Equals the number of shares multiplied by the closing price of our shares on the grant date. This is also the compensation cost recognized by us for financial reporting purposes pursuant to ASC 718. No assumptions are used in this calculation.

(2)
Our Managing Directors do not receive cash compensation for their services as Directors.

        Each Independent Director receives an annual fee of $35,000 for services as a Director, plus a fee of $750 for each meeting attended. Up to two $750 fees are paid if a Board meeting and one or more Board committee meetings are held on the same date. The chairpersons of our Quality of Care Committee, Audit Committee, Compensation Committee and Nominating and Governance Committee receive an additional $15,000, $15,000, $5,000 and $5,000, respectively, each year. Under our Governance Guidelines, each Director is required to maintain the necessary level of expertise to perform his or her responsibilities as Director and we reimburse each Director for the out of pocket costs he or she incurs from attending continuing education programs. In addition, each Director received a grant of 7,500 of our common shares in 2012. We generally reimburse all our Directors for travel expenses incurred in connection with their duties as Directors.

        Our Board believes it is important to align the interests of Directors with those of our stockholders and for Directors to hold equity ownership positions in our Company. Accordingly, our Board believes that a portion of each Director's compensation should be paid in shares. In determining the amount and composition of such compensation, our Board considers the compensation of directors of other comparable enterprises, both with respect to size and industry, including the compensation of directors and trustees of other companies managed by RMR.

        In 2012, our Board reviewed the compensation paid to our Directors and determined the amount of the Directors' cash compensation and our Compensation Committee determined the amount of the equity based awards granted to our Directors under our Share Award Plan. Our Managing Directors do not receive any cash compensation for their services as Directors, but they do receive common share grants equal to the share grants awarded to our Independent Directors.

 AUDIT COMMITTEE REPORT

        In the course of our oversight of the Company's financial reporting process, we have: (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2012; (2) discussed with Ernst & Young LLP, the Company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence; (4) discussed with the independent registered public accounting firm its independence; and (5) considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

        Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

AUDIT COMMITTEE Barbara D. Gilmore, Chair Donna D. Fraiche Bruce M. Gans, M.D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Unless otherwise indicated, the information set forth below is as of February 19, 2013. The following table sets forth information regarding the beneficial ownership of our common shares (excluding any fractional shares that may be beneficially owned by such persons) by: (1) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common shares; (2) each of our Directors, nominees and the persons listed in the Compensation Tables in this proxy statement; and (3) our Directors and executive officers as a group. Unless otherwise indicated, we believe that each owner named below has sole voting and investment power for all our common shares shown to be beneficially owned by that person or entity. As of the date first set forth in this paragraph, we do not know of any outstanding rights to acquire our shares of the type specified in Rule 13d-3(d)(1) under the Exchange Act.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Share Class(2)
Beneficial Owners of More Than 5% of Our Common Shares
Senior Housing Properties Trust(3)	4,235,000	8.78%
Dimensional Fund Advisors LP(4)	2,646,536	5.49%
Trustees, Nominees and Executive Officers
Bruce J. Mackey Jr.	441,017	*
Rosemary Esposito(5)	195,000	*
Barry M. Portnoy(3)	194,122	*
Gerard M. Martin(6)	194,121	*
Paul V. Hoagland	110,000	*
Barbara D. Gilmore(7)	65,571	*
Bruce M. Gans, M.D.	56,940	*
Scott Herzig	43,909	*
Donna D. Fraiche	26,000	*
Katherine E. Potter	16,000	*
All Trustees and executive officers as a group (nine persons)(6)(7)	1,147,680	2.38%

*
Less than 1% of our common shares.

(1)
Unless otherwise indicated, the address of each identified person or entity is c/o Five Star Quality Care, Inc., 400 Centre Street, Newton, Massachusetts 02458.

(2)
Our charter places restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class of our equity shares. Additionally, the terms of our leases with SNH and our agreement with RMR contain provisions whereby our rights under these agreements may be cancelled by SNH and RMR, respectively, upon the acquisition by any person or group of more than 9.8% of our voting stock or upon other change in control events, as defined. If the violation of these ownership limitations causes a lease or contract default, stockholders causing the default may become liable to us or to other stockholders for damages. In addition, in order to help us preserve the tax treatment of our net operating losses and other tax benefits, our bylaws generally provide that transfers of our shares to a person, entity or group that is then, or would become as a result, an owner of 5% or more of our outstanding shares would be void in total for transferees then already owning 5% or more of our shares and, for transferees that would otherwise become owners of 5% or more of our shares, to the extent the transfer would so result in such level of ownership by the proposed transferee. The percentages indicated are based upon the number of shares shown divided by the 48,234,022 of our common shares outstanding as of February 19, 2013.

(3)
This information is as of December 31, 2012, and is based solely on a Schedule 13G/A filed with the SEC on February 7, 2013. Based on the information provided in that Schedule 13G/A, the address of SNH is Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. In that Schedule 13G/A, RMR and Reit Management & Research Trust, or RMR Trust, reported that they do not hold any of our common shares, but RMR, as manager of

  SNH, and RMR Trust, as the sole member of RMR, may, under applicable regulatory definitions, be deemed to beneficially own (and have shared voting and dispositive power over) the 4,235,000 shares beneficially owned by SNH. In that same Schedule 13G/A, RMR and RMR Trust each disclaimed such beneficial ownership. In addition, in that same Schedule 13G/A, Mr. Barry Portnoy reported that he beneficially owns 194,122 of our common shares, and Mr. Adam Portnoy reported that he beneficially owns 68,000 of our common shares (of which 34,700 are subject to vesting requirements and will become fully vested, subject to the lapse of certain contingencies, annually through 2016). In that same Schedule 13G/A, Mr. Barry Portnoy and Mr. Adam Portnoy reported that in their respective positions as Chairman and a director of RMR and Chairman, majority beneficial owner and a trustee of RMR Trust, the sole member of RMR, and as President and Chief Executive Officer and a director of RMR, and President, Chief Executive Officer a beneficial owner and a trustee of RMR Trust, the sole member of RMR, they may also be deemed to beneficially own (and have shared voting and dispositive power over) the 4,235,000 shares beneficially owned by SNH. In that same Schedule 13G/A, Mr. Barry Portnoy and Mr. Adam Portnoy each disclaimed such beneficial ownership. None of the 4,235,000 shares beneficially owned by SNH are included in the shares listed as beneficially owned by Mr. Barry Portnoy in the above table.

(4)
This information is as of December 31, 2012, and is based on a Schedule 13G/A filed with the SEC on February 11, 2013, by Dimensional Fund Advisors LP, or Dimensional. According to the Schedule 13G/A filed by Dimensional, the address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin Texas 78746. In the Schedule 13G/A filed by Dimensional, Dimensional reports having sole voting power over 2,589,594 shares and sole dispositive power over 2,646,536 shares. Additionally, the Schedule 13G/A filed by Dimensional reports that it is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts, or the Dimensional Funds. According to the Schedule 13G/A, Dimensional may act as an adviser or sub-adviser to certain of the Dimensional Funds and, in such role, Dimensional does not possess voting and/or investment power over the shares owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares held by the Dimensional Funds. In that same Schedule 13G/A, Dimensional disclaims ownership of such shares.

(5)
On August 8, 2012, our Board determined that, effective September 4, 2012, Ms. Esposito's role would be transitioned from Senior Vice President and Chief Operating Officer to that of consultant, pursuant to the letter agreement we entered into with Ms. Esposito dated November 18, 2011.

(6)
Includes 12,371 common shares owned by a corporation of which Mr. Martin is the president and in that position exercises voting and investment power over those 12,371 shares.

(7)
Includes 10,000 common shares owned by Ms. Gilmore's husband. Ms. Gilmore disclaims beneficial ownership of these shares, except to the extent of her pecuniary interest in the shares.

RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS

        We have adopted written Governance Guidelines that address the consideration and approval of any related person transactions. Under these Governance Guidelines, we may not enter into any transaction in which any Director or executive officer, any member of the immediate family of any Director or executive officer or any other related person, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our Board and our Board reviews and approves or ratifies the transaction by the affirmative vote of a majority of the disinterested Directors, even if the disinterested Directors constitute less than a quorum. If there are no disinterested Directors, the transaction must be reviewed and approved or ratified by both (1) the affirmative vote of a majority of our entire Board and (2) the affirmative vote of a majority of our Independent Directors. The Governance Guidelines further provide that, in determining whether to approve or ratify a transaction, our Board, or disinterested Directors or Independent Directors, as the case may be, shall act in accordance with any applicable provisions of our charter, consider all of the relevant facts and circumstances and approve only those transactions that are fair and reasonable to us. All related person transactions described below were reviewed and approved or ratified by a majority of the disinterested Directors or otherwise in accordance with our policies described above. In the case of any transaction with us in which any other employee of ours who is subject to our Code of Business Conduct and Ethics and who has a direct or indirect material interest in the transaction, the employee must seek approval from an executive officer who has no interest in the matter for which approval is being requested.

        We were formerly a 100% owned subsidiary of SNH, SNH is our largest landlord and our largest stockholder and we manage senior living communities for SNH. In 2001, SNH distributed substantially all of our then outstanding common shares to its shareholders. As of December 31, 2012, SNH owned 4,235,000 of our common shares, or approximately 8.8% of our outstanding common shares. One of our Managing Directors, Mr. Barry Portnoy, is a managing trustee of SNH. Mr. Barry Portnoy's son, Mr. Adam Portnoy, also serves as a managing trustee of SNH. In order to effect this spin off and to govern relations after the spin off, we entered into agreements with SNH and others, including RMR. Since then we have entered into various leases with SNH and other agreements that include provisions that confirm and modify these undertakings. Among other matters, these agreements provide that:

  •
  so long as SNH remains a REIT we may not waive the share ownership restrictions in our charter on the ability of any person or group to acquire more than 9.8% of any class of our equity shares without the consent of SNH;

  •
  so long as we are a tenant of, or manager for, SNH, we will not permit nor take any action that, in the reasonable judgment of SNH, might jeopardize the tax status of SNH as a REIT;

  •
  SNH has the option to cancel all of our rights under the leases and management agreements we have with SNH upon the acquisition by a person or group of more than 9.8% of our voting stock and upon other change in control events affecting us, as defined in those documents, including the adoption of any stockholder proposal (other than a precatory proposal) or the election to our Board of any individual if such proposal or individual was not approved, nominated or appointed, as the case may be, by vote of a majority of our Directors in office immediately prior to the making of such proposal or the nomination or appointment of such individual;

  •
  the resolution of disputes arising from our leases and other agreements with SNH may be resolved by binding arbitration; and

  •
  so long as we are a tenant of, or manager for, SNH or so long as we have a business management agreement with RMR, we will not acquire or finance any real estate of a type then owned or financed by SNH or any other company managed by RMR without first giving SNH or the other company managed by RMR, as applicable, the opportunity to acquire or finance real estate of the type in which SNH or the other company managed by RMR, respectively, invests.

        As of December 31, 2012, we leased 188 senior living communities (including one that we have classified as discontinued operations) and two rehabilitation hospitals from SNH and managed 39 senior living communities for the account of SNH.

        Under our leases with SNH, we pay SNH minimum rent plus percentage rent based on increases in gross revenues at certain properties. Our total minimum annual rent payable to SNH as of December 31, 2012 was $197.7 million, excluding percentage rent. Our total rent expense under all of our leases with SNH, net of lease inducement amortization, was $200.0 million for the year ended December 31, 2012. During the year ended December 31, 2012, pursuant to the terms of our leases with SNH, we sold $30.5 million of improvements made to properties leased from SNH and, as a result, our annual rent payable to SNH increased by approximately $2.5 million. As of December 31, 2012, our property and equipment included $8.0 million for similar improvements we have made to properties we lease from SNH that we currently expect to request that SNH purchase from us for an increase in future rent; however, we are not obligated to make these sales and SNH is not obligated to purchase such assets.

        We began managing communities for SNH's account in June 2011 in connection with SNH's acquisition of certain senior living communities at that time. We have since begun managing additional communities that SNH has acquired. With the exception of the management agreement for the senior living community in New York described below, the management agreements for the communities we manage for SNH's account provide us with a management fee equal to 3% of the gross revenues realized at the communities, plus reimbursement for our direct costs and expenses related to the communities and an incentive fee equal to 35% of the annual net operating income of the communities after SNH realizes an annual return equal to 8% of its invested capital. The management agreements generally expire on December 31, 2031, and are subject to automatic renewal for two consecutive 15 year terms, unless earlier terminated or timely notice of nonrenewal is delivered. The management agreements provide that we and SNH each have the option to terminate the contracts upon the acquisition by a person or group of more than 9.8% of the other's voting stock and upon other change in control events affecting the other party, as defined in those documents, including the adoption of any shareholder proposal (other than a precatory proposal) or the election to the board of directors or board of trustees of any individual if such proposal or individual was not approved, nominated or appointed, as the case may be, by vote of a majority of the board of directors or board of trustees in office immediately prior to the making of such proposal or the nomination or appointment of such individual.

        In connection with the management agreements, we and SNH have entered into three pooling agreements, two pooling agreements which pool our management agreements with SNH for communities that include assisted living units, or the AL Pooling Agreements, and a third pooling agreement, which pools our management agreements with SNH for communities that include only independent living units, or the IL Pooling Agreement. We entered into the initial AL Pooling Agreement in May 2011 and the second AL Pooling Agreement in October 2012. In connection with entering into the second AL Pooling Agreement, we and SNH amended and restated the initial AL Pooling Agreement so that it includes only 20 identified communities. The second AL Pooling Agreement includes the management agreements for the remaining communities that include assisted living units that we currently manage for SNH (other than with respect to the senior living community in New York described below). We entered into the IL Pooling Agreement in August 2012. Each of the AL Pooling Agreements and the IL Pooling Agreement aggregates the determinations of fees and expenses of the various communities that are subject to such pooling agreement, including determinations of our incentive fees and SNH's return of its invested capital. Under each of the pooling agreements, SNH has the right, after the period of time specified in the agreement has elapsed and subject to our cure rights, to terminate all, but not less than all, of the management agreements that are subject to the agreement if SNH does not receive its minimum return in each of three consecutive years. In addition, under each of the pooling agreements, we have a limited right to require the sale of underperforming communities. Also, under each of the pooling agreements, any nonrenewal notice given by us with respect to a community is deemed a nonrenewal with respect to all the communities that are the subject of the agreement. Special committees of each of our Board and SNH's board of trustees composed solely of our Independent Directors and SNH's independent trustees who are not also directors or trustees of the other party and who were represented by separate counsel reviewed and approved the terms of these management agreements and pooling agreements.

        We earned management fees from SNH of $5.6 million for the year ended December 31, 2012. We expect that we may enter additional management arrangements with SNH for senior living communities that SNH may acquire in the future on terms similar to those management arrangements we currently have with SNH.

        Since January 2012, we entered the following transactions with SNH:

  •
  In February 2012, we entered into a long term management agreement with SNH on terms substantially consistent with the terms of our other management agreements with SNH for communities that include assisted living units to manage a senior living community in Alabama with 92 living units. This management agreement is included in the second AL Pooling Agreement.

  •
  In May 2012, we entered into a long term management agreement with SNH on terms substantially consistent with the terms of our other management agreements with SNH for communities that include assisted living units to manage a senior living community in South Carolina with 59 living units, which community we had been managing for the prior owner's account pending SNH's acquisition. This management agreement is included in the second AL Pooling Agreement.

  •
  Also in May 2012, we and SNH entered into an Operations Transfer Agreement with Sunrise Senior Living Inc., or Sunrise. Pursuant to this operations transfer agreement, SNH and Sunrise agreed to accelerate the December 31, 2013 termination date of Sunrise's leases for 10 senior living communities owned by SNH, and we agreed to operate the 10 communities as a manager for SNH's account pursuant to long term management agreements. As of December 31, 2012, we had entered into long term management agreements with SNH for these 10 communities, on terms substantially consistent with the terms of our other management agreements with SNH for communities that include assisted living units. These management agreements are included in the second AL Pooling Agreement.

  •
  In July 2012, we entered into a long term management agreement with SNH on terms substantially consistent with the terms of our other management agreements with SNH for communities that include assisted living units to manage a senior living community in South Carolina with 232 living units, which community we had previously been managing for the prior owner's account pending SNH's acquisition. This management agreement was added to our second AL Pooling Agreement.

  •
  In August 2012, we entered into a long term management agreement with SNH on terms substantially consistent with the terms of our other management agreements with SNH for communities that include only independent living units to manage a senior living community in Missouri with 87 living units. This management agreement was added to our IL Pooling Agreement.

  •
  Also in August 2012, we entered into a long term management agreement with SNH to manage a portion of a senior living community in New York that is not subject to the requirements of New York healthcare licensing laws, consisting of 198 living units, on terms substantially consistent with the terms of our other management agreements with SNH for communities that include assisted living units, except that the management fee payable to us is equal to 5% of the gross revenues realized at that portion of the community and there is no incentive fee payable to us under this management agreement. In order to accommodate certain requirements of New York healthcare licensing laws, SNH subleased a portion of this senior living community that is subject to such requirements, consisting of 111 living units, to an entity, D&R Yonkers LLC, which is owned by SNH's President and Chief Operating Officer and its Treasurer and Chief Financial Officer, and we entered into a long term management agreement with D&R Yonkers LLC to manage that portion of the community. Pursuant to that management agreement, D&R Yonkers LLC pays us a management fee equal to 3% of the gross revenues realized at that portion of the community and we are not entitled to any incentive fee under that agreement. Our management agreement with D&R Yonkers LLC expires on August 31, 2017, and is subject to renewal for nine consecutive five year terms, unless earlier terminated or timely notice of nonrenewal is delivered.

  •
  In December 2012, we entered into a long term management agreement with SNH on terms substantially consistent with the terms of our other management agreements with SNH for communities that include assisted living units to manage a senior living community in Tennessee with 90 living units. This management agreement was added to our second AL Pooling Agreement.

  •
  Also in December 2012, we entered into a long term management agreement with SNH on terms substantially consistent with the terms of our other management agreements with SNH for communities that include assisted living units to manage a senior living community in Texas with 78 living units. This management agreement was added to our second AL Pooling Agreement.

  •
  Simultaneously with our negotiation of management agreements, in May 2011 we and SNH entered into a bridge loan agreement, or the Bridge Loan, under which SNH agreed to lend us up to $80.0 million. In April 2012, we repaid in full the then outstanding principal amount under the Bridge Loan, resulting in termination of the Bridge Loan. The Bridge Loan bore interest at a rate equal to the annual rates of interest applicable to SNH's borrowings under its revolving credit facility, plus 1%. We incurred interest expense on the Bridge Loan of $0.3 million for the year ended December 31, 2012.

  •
  In August 2012, SNH prepaid certain outstanding debt it had borrowed from the Federal National Mortgage Association, which debt was secured by certain properties we lease from SNH and other assets relating to those properties. As a result of this prepayment, 11 of the 28 properties securing that debt were released from the mortgage and, in connection with that release, we entered into amendments to our leases with SNH so that these 11 properties were removed from the lease created to accommodate this debt and were added to our other multi-property leases with SNH.

        RMR provides business management and shared services to us pursuant to a business management and shared services agreement, or our business management agreement. One of our Managing Directors, Mr. Barry Portnoy, is Chairman, majority owner and an employee of RMR. Mr. Barry Portnoy's son, Mr. Adam Portnoy, is an owner of RMR and serves as President, Chief Executive Officer and a director of RMR. Our other Managing Director, Mr. Gerard Martin, is a director of RMR. Mr. Bruce Mackey, our President and Chief Executive Officer, is an Executive Vice President of RMR and Mr. Paul Hoagland, our Treasurer and Chief Financial Officer, is a Senior Vice President of RMR. SNH's executive officers are officers of RMR and SNH's President and Chief Operating Officer is a director of RMR. Our Independent Directors also serve as independent directors or independent trustees of other public companies to which RMR or its affiliates provide management services. Mr. Barry Portnoy serves as a managing director or managing trustee of those companies, including SNH, and Mr. Adam Portnoy serves as a managing trustee of a majority of those companies, including SNH. In addition, officers of RMR serve as officers of those companies. We understand that further information regarding those relationships is provided in the applicable periodic reports and proxy statements filed by those other companies with the SEC.

        Messrs. Mackey and Hoagland were officers of RMR throughout all of 2012. Because at least 80% of Messrs. Mackey's and Hoagland's business time is devoted to services to us, 80% of Messrs. Mackey's and Hoagland's total cash compensation (that is, the combined base salary and cash bonus paid by us and RMR) was paid by us and the remainder was paid by RMR. Messrs. Mackey and Hoagland are also eligible to participate in certain RMR benefit plans. We believe the compensation we paid to these officers reasonably reflected their division of business time; however, periodically, these individuals may divide their business time differently than they do currently and their compensation from us may become disproportionate to this division. RMR has approximately 820 employees and provides management services to other companies in addition to us and SNH.

        Our Board has given our Compensation Committee, which is comprised exclusively of our Independent Directors, authority to act on our behalf with respect to our business management agreement with RMR. The charter of our Compensation Committee requires the Committee annually to review the business management agreement, evaluate RMR's performance under this agreement and renew, amend, terminate or allow to expire the business management agreement.

        Pursuant to the business management agreement, RMR assists us with various aspects of our business, which may include, but are not limited to, compliance with various laws and rules applicable to our status as a publicly owned company, maintenance of our facilities, evaluation of business opportunities, accounting and financial reporting, capital markets and financing activities, investor relations and general oversight of our daily business activities, including legal and tax matters, human resources, insurance programs, management information systems and the like. Under our business management agreement, we pay RMR an annual business management fee equal to 0.6% of our revenues. Revenues are defined as our total revenues from all sources reportable under generally accepted accounting principles in the United States, or GAAP, less any revenues reportable by us with respect to communities for which we provide management services plus the gross revenues at those communities determined in accordance with GAAP. This fee totaled $13.2 million for the year ended December 31, 2012.

        RMR also provides internal audit services to us in return for our share of the total internal audit costs incurred by RMR for us and other companies managed by RMR and its affiliates, which amounts are subject to approval by our Compensation Committee. Our Audit Committee appoints our Director of Internal Audit. Our share of RMR's costs of providing this internal audit function was approximately $0.2 million for 2012. These allocated costs are in addition to the business management fees earned by RMR.

        The business management agreement automatically renews for successive one year terms unless we or RMR give notice of non-renewal before the end of an applicable term. We or RMR may terminate the business management agreement upon 60 days' prior written notice. RMR may also terminate the business management agreement upon five business days' notice if we undergo a change of control, as defined in the business management agreement. On November 23, 2012, we entered into an amended and restated business management agreement with RMR to: extend the term of the agreement until December 31, 2013; provide that fees payable by us to RMR are generally subordinate to amounts payable by us to SNH pursuant to any management or lease agreement; provide that our reimbursable share of the aggregate costs incurred by RMR for certain employment expenses of RMR's applicable employees actively engaged in providing management information services to us is subject to periodic approval by our Independent Directors as members of our Compensation Committee; amend certain procedures for the arbitration of disputes pursuant to the agreement; and make other clarification and administrative changes. The amended and restated business management agreement was reviewed and approved by our Compensation Committee consisting solely of our Independent Directors.

        Under our business management agreement, we acknowledge that RMR also provides management services to other companies, including SNH. The fact that RMR has responsibilities to other entities, including our largest landlord and largest stockholder, SNH, could create conflicts; and in the event of such conflicts between us and RMR, any affiliate of RMR or any other publicly owned entity with which RMR has a relationship, including SNH, our business management agreement allows RMR to act on its own behalf and on behalf of SNH or such other entity rather than on our behalf. Under the business management agreement, we afford SNH and any other company that is managed by RMR a right of first refusal to invest in or finance any real estate of a type then owned or financed by any of them before we do. Under the business management agreement, RMR has agreed not to provide business management services to any other business or enterprise, other than SNH, competitive with our business. The business management agreement also includes arbitration provisions for the resolution of disputes.

        We are generally responsible for all of our expenses and certain expenses incurred by RMR on our behalf. Pursuant to our business management agreement, RMR may from time to time negotiate on our behalf with certain third party vendors and suppliers for the procurement of services to us. As part of this arrangement, we may enter agreements with RMR and other companies to which RMR provides management services for the purpose of obtaining more favorable terms from such vendors and suppliers.

        RMR is the owner of the building we lease for our corporate headquarters. This lease requires us to pay current annual rent of approximately $0.7 million. The terms of this lease were reviewed and approved by a special committee of our Board composed solely of our Independent Directors. During

2012, we incurred rent, which included our proportionate share of utilities and real estate taxes, under these leases of $1.4 million. We believe the terms of this lease are commercially reasonable.

        Under our Share Award Plan, we typically grant restricted shares to certain employees of RMR who are not also Directors, officers or employees of ours. In 2012, we granted a total of 81,050 restricted shares with an aggregate value of $0.4 million to such persons, based upon the closing price of our common shares on the NYSE on the date of grant. One fifth of those restricted shares vested on the grant date and one fifth vests on each of the next four anniversaries of the grant date. These share grants to RMR employees are in addition to both the fees we pay to RMR and our share grants to our Directors, officers and employees. On occasion, we have entered into arrangements with former employees of ours or RMR in connection with the termination of their employment with us or RMR, providing for the acceleration of vesting of restricted shares previously granted to them under our Share Award Plan.

        Mr. R. Scott Herzig's brother, Mr. Randy Herzig, has been employed by us for most of the period since 2000, and prior to that with a predecessor of ours since 1997, and he currently serves in a non-executive officer capacity as our Divisional Director of Operations for our Skilled Nursing Division. During 2012, Mr. Randy Herzig received a base salary of $150,000, a bonus of $37,000 plus a share grant of 3,000 of our common shares valued at $4.92 per share, which was the closing price of our common shares on the NYSE on the date the shares were granted. Similar to restricted shares we grant to our other employees, the shares granted to Mr. Randy Herzig vest in five equal annual installments, with the first installment vesting on the date of grant. During 2012, 1,600 shares we granted to Mr. Randy Herzig prior to 2012 vested and became no longer subject to repurchase by us. Mr. Randy Herzig's base salary for 2013 is $153,750. Assuming he remains in our employ, Mr. Randy Herzig may receive a bonus and/or share grant during 2013, within the discretion of our Board and our Compensation Committee, as applicable, and additional shares previously awarded to Mr. Randy Herzig may become vested and no longer subject to repurchase by us.

        We, RMR, SNH and five other companies to which RMR provides management services each currently own 12.5% of Affiliates Insurance Company, or AIC, an Indiana insurance company. All of our Directors, all of the trustees and directors of the other publicly held AIC shareholders and nearly all of the directors of RMR currently serve on the board of directors of AIC. RMR provides management and administrative services to AIC pursuant to a management and administrative services agreement with AIC. Our Governance Guidelines provide that any material transaction between us and AIC shall be reviewed, authorized and approved or ratified by the affirmative votes of a majority of our entire Board and a majority of our Independent Directors. The shareholders agreement among us, the other shareholders of AIC and AIC includes arbitration provisions for the resolution of disputes.

        As of the date of this proxy statement, we have invested $5.2 million in AIC since its formation in November 2008. For 2012, we recognized income of $0.3 million related to our investment in AIC. We and the other shareholders of AIC have purchased property insurance providing $500.0 million of coverage pursuant to an insurance program arranged by AIC and with respect to which AIC is a reinsurer of certain coverage amounts. This program was modified and extended in June 2012 for a one year term, and we paid a premium, including taxes and fees, of approximately $6.3 million in connection with that renewal, which amount may be adjusted from time to time as we acquire or dispose of properties that are included in this program. We are also currently investigating the possibilities to expand our insurance relationships with AIC to include other types of insurance. We may invest additional amounts in AIC in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so. By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by possibly reducing our insurance expenses or by realizing our pro rata share of any profits of this insurance business.

        The foregoing descriptions of our agreements with SNH, RMR and AIC are summaries and are qualified in their entirety by the terms of the agreements. A further description of the terms of certain of those agreements is included in our annual report to stockholders and our Annual Report on Form 10-K filed with the SEC, in each case for the year ended December 31, 2012. In addition, copies of certain of the agreements evidencing these relationships are filed with the SEC and may be obtained from the SEC's website at www.sec.gov.

        We believe that our agreements with SNH, RMR, D&R Yonkers LLC and AIC are on commercially reasonable terms. We also believe that our relationships with SNH, RMR, D&R Yonkers LLC and AIC and their affiliated and related persons and entities benefit us, and, in fact, provide us with competitive advantages in operating and growing our business.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Our Compensation Committee is currently comprised of Ms. Fraiche, Dr. Gans and Ms. Gilmore. None of the members of our Compensation Committee is, or has been, an officer or employee of our Company. None of our executive officers serves on the board of directors (or related governing body) or compensation committee of another entity that has an executive officer who serves on our Board or Compensation Committee. Members of our Compensation Committee serve as independent trustees or independent directors and compensation committee members of other public companies managed by or affiliated with RMR.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that our executive officers, Directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership of securities with the SEC and the NYSE. Our executive officers, Directors and greater than 10% stockholders are required to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on a review of the copies of these reports furnished to us or written representations made to us that no such reports were required, we believe that, during 2012, all filing requirements under Section 16(a) of the Exchange Act applicable to our executive officers, Directors and persons who own more than 10% of a registered class of our equity securities were timely met.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other record holders of our common shares may participate in the practice of "householding" proxy statements, annual reports and Notices of Internet Availability of those documents. This means that, unless stockholders give contrary instructions, only one copy of our proxy statement, annual report or Notice of Internet Availability may be sent to multiple stockholders in each household. We will promptly deliver a separate copy of any of those documents to you if you write to us at Investor Relations, Five Star Quality Care, Inc., Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, or call us at (617) 796-8245. If you want to receive separate copies of our proxy statement, annual report or Notice of Internet Availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

        At this time, we know of no other matters that will be brought before the meeting. If, however, other matters properly come before the meeting or any postponement or adjournment thereof, the persons named in the accompanying proxy will vote the proxy in accordance with their discretion on such matters to the maximum extent that they are permitted to do so by applicable law.

February 21, 2013

IMPORTANT

        If your shares are held in your own name, please complete a proxy over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability that you received in the mail; alternatively, please request, complete and return a proxy card today. If your shares are held in "street name," you should provide instructions to your broker, bank, nominee or the other institution holding your shares on how to vote your shares. You may provide instructions to your broker, bank, nominee or other institution over the internet or by telephone if your broker, bank, nominee or other institution offers these options, or you may return a proxy card to your broker, bank, nominee or other institution and contact the person responsible for your account to ensure that a proxy is voted on your behalf.

        If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Brokers and Banks Call Collect at (212) 750-5833
Stockholders Call Toll-Free at (877) 717-3922

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date FIVE STAR QUALITY CARE, INC. M52805-P35034 FIVE STAR QUALITY CARE, INC. 400 CENTRE STREET NEWTON, MA 02458 For address changes, please check this box and write them on the back where indicated. Our Board of Directors Recommends You Vote "FOR" the Nominee for Director in Proposal 1 and "FOR" Proposals 2 and 3. AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 15, 2013. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. AUTHORIZE YOUR PROXY By PHOne - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 15, 2013. Have your proxy card in hand when you call and then follow the instructions. AUTHORIZE YOUR PROXY By Mail Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Five Star Quality Care, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Five Star Quality Care, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically by e-mail or over the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. 3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Our Board recommends you vote FOR proposal 3. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer, indicating title. If a partnership, please sign in partnership name by authorized person, indicating title.) 2. To approve a nonbinding advisory resolution on our executive compensation. Our Board recommends you vote FOR proposal 2. 1. To elect the nominee named in our proxy statement to our Board of Directors as the Independent Director in Group III. Nominee: Bruce M. Gans, M.D. Our Board recommends you vote FOR proposal 1. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE NOMINEE FOR DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. For Against Abstain For Withhold For Against Abstain

M52806-P35034 FIVE STAR QUALITY CARE, INC. ANNUAL MEETING OF SHAREHOLDERS May 16, 2013, 9:30 a.m. Two Newton Place, 255 Washington Street, Suite 100 Newton, Massachusetts 02458 Directions to Two Newton Place, 255 Washington Street, Suite 100, Newton, MA From the East: Take the Massachusetts Turnpike (I-90) West to Exit 17 (Newton/Watertown). After exiting, stay in the right lane and bear to your right toward Galen Street in Watertown. Two Newton Place will be on your right. Public parking is available nearby. From the West: Take the Massachusetts Turnpike (I-90) East to Exit 17 (Newton/Watertown). After exiting, continue straight toward Washington Street. After the second set of lights, bear left onto Washington Street, cross over I-90 to continue straight toward Galen Street in Watertown. Two Newton Place will be on your right. Public parking is available nearby. Address Changes: (If you noted any Address Changes above, please mark the corresponding box on the reverse side.) Five Star Quality Care, inC. 400 Centre Street Newton, MA 02458 Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the Five Star Quality Care, Inc. annual meeting of stockholders, including our annual report and proxy statement, are available on the internet. To view the proxy materials or vote online or by telephone, please follow the instructions in the Notice Regarding the Availability of Proxy Materials. This proxy is solicited on behalf of the Board of Directors of Five Star Quality Care, Inc. The undersigned stockholder of Five Star Quality Care, Inc., a Maryland corporation, or the Company, hereby appoints Barry M. Portnoy, Jennifer B. Clark and Bruce Mackey Jr., or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the annual meeting of stockholders of the Company to be held at Two Newton Place, 255 Washington Street, Suite 100, Newton, Massachusetts 02458 on May 16, 2013, at 9:30 a.m. local time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of annual meeting of stockholders and of the accompanying proxy statement, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to the meeting. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE NOMINEE FOR DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. ADDITIONALLY, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST BY THE PROXIES, IN THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. See reverse for voting instructions. Proxy

QuickLinks

INTRODUCTION
PROPOSAL 1 ELECTION OF DIRECTOR
PROPOSAL 2 ADVISORY APPROVAL RELATING TO EXECUTIVE COMPENSATION
PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SOLICITATION OF PROXIES
DIRECTORS AND EXECUTIVE OFFICERS
BOARD OF DIRECTORS
BOARD COMMITTEES
COMMUNICATIONS WITH DIRECTORS
SELECTION OF CANDIDATES FOR DIRECTORS; STOCKHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION TABLES
SUMMARY COMPENSATION TABLE FOR 2012, 2011 AND 2010
GRANTS OF PLAN BASED AWARDS FOR 2012 (Shares granted in 2012, including vested and unvested grants)
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2012 (Shares granted in 2012 and prior years that have not yet vested)
STOCK VESTED FOR 2012 (Share grants that vested in 2012, including shares granted in prior years)
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
DIRECTOR COMPENSATION FOR 2012 (2012 compensation; all share grants to Directors vest at the time of grant)
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS
IMPORTANT